Filed Pursuant to Rule 424(b)(5)

Registration No. 333-293234

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 5, 2026)

$800,000,000

$400,000,000 4.250% Senior Notes due 2031
$400,000,000 4.900% Senior Notes due 2036

PulteGroup, Inc. is offering $400,000,000 aggregate principal amount of its 4.250% senior notes due 2031 (the “2031 senior notes”) and $400,000,000 aggregate principal amount of its 4.900% senior notes due 2036 (the “2036 senior notes” and, together with the 2031 senior notes, the “senior notes”).

Interest on each series of the senior notes is payable in arrears on March 1 and September 1 of each year, beginning on September 1, 2026. The 2031 senior notes will mature on March 1, 2031, and the 2036 senior notes will mature on March 1, 2036. We may redeem the senior notes of each series, in whole or in part, at any time and from time to time prior to their maturity at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs with respect to the senior notes of any series, we may be required to offer to purchase the senior notes of such series from the holders thereof at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase, as described under the heading “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event.”

The senior notes will be the senior unsecured obligations of PulteGroup, Inc. The senior notes will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The senior notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will not be listed on any securities exchange or included in any automated quotation system. The 2031 senior notes and the 2036 senior notes are each a new issue of securities for which there currently is no trading market.

The senior notes will initially be guaranteed by each of the guarantors that guarantee our existing senior unsecured revolving credit facility.

Investing in the senior notes involves risks. You should consider the risk factors that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2025 and the risk factors that are described beginning on page S-12 of this prospectus supplement before investing in the senior notes.

	Per 2031 senior note	Total		Per 2036 senior note	Total
Public offering price	99.658%	$398,632,000	(1)	99.038%	$396,152,000	(1)
Underwriting discount	0.600%	$2,400,000		0.650%	$2,600,000
Proceeds to us before expenses	99.058%	$396,232,000	(1)	98.388%	$393,552,000	(1)

(1)	Plus accrued interest from February 20, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The senior notes are expected to be delivered through the book-entry delivery system of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank, S.A./N.V., as operator of the Euroclear system, against payment in New York, New York, on or about February 20, 2026.

Joint Book-Running Managers
J.P. Morgan	BofA Securities	Truist Securities	US Bancorp

Mizuho	PNC Capital Markets LLC	BBVA	Citizens Capital Markets

Co-Managers
Fifth Third Securities	Regions Securities LLC	TD Securities	Texas Capital Securities

	Huntington Capital Markets	Zions Capital Markets

The date of this prospectus supplement is February 10, 2026.

TABLE OF CONTENTS

Page

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus, or the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of the respective dates on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “PulteGroup,” the “Company,” “we,” “our” or “us” mean PulteGroup, Inc., a Michigan corporation, and its consolidated subsidiaries. Each reference in this prospectus supplement and the accompanying prospectus to “senior indenture” means the indenture dated as of February 5, 2026, between PulteGroup, Inc. and U.S. Bank Trust Company, National Association, as trustee. Each reference in this prospectus supplement to “indenture,” “Indenture” or “indenture governing the senior notes” means the senior indenture, as amended and supplemented by the indenture supplement thereto to be dated as of February 20, 2026.

NON-GAAP FINANCIAL MEASURES

In addition to the information presented herein that conforms to United States generally accepted accounting principles (“GAAP”), this prospectus supplement also includes certain financial measures that do not conform to GAAP, which are referred to as non-GAAP financial measures, such as our Debt-to-Capital ratio. Management may assess our financial results both on a GAAP basis and on a non-GAAP basis. We believe it is useful to present these non-GAAP financial measures because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures, but should be read in conjunction with the consolidated financial statements and related notes thereto and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein. Investors are cautioned against placing undue reliance on these non-GAAP financial measures. Further, investors are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measure to arrive at these non-GAAP financial measures. See “Summary—Summary Consolidated Financial Information” for a reconciliation of the non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of senior notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of senior notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of senior notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the senior notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the senior notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of senior notes in the United Kingdom will only be made to a legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of senior notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of senior notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); nor (ii) a UK Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the senior notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the senior notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the senior notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or related materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the senior notes offered hereby or any of their contents.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future. Such risks, uncertainties and other factors include, among other things:

•	interest rate changes and the availability of mortgage financing;

•	the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry conditions or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend;

•	economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences, and the state of the market for homes in general;

•	supply shortages and the cost of labor and building materials;

•	the availability and cost of land and other raw materials used by us in our homebuilding operations;

•	a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets;

•	competition within the industries in which we operate;

•	rapidly changing technological developments, including, but not limited to, the use of artificial intelligence in the homebuilding industry;

•	governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria;

•	the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims;

•	damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us;

•	weather-related slowdowns;

•	the impact of climate change and related governmental regulation;

•	adverse capital and credit market conditions, which may affect our access to and cost of capital;

•	the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations;

•	the potential that we do not realize our deferred tax assets;

•	our inability to sell mortgages into the secondary market;

•	uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us;

•	risks associated with the implementation of a new enterprise resource planning system;

•	risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats;

•	the impact of negative publicity on sales;

•	failure to retain key personnel;

•	the impairment of our intangible assets;

•	disruptions associated with epidemics, pandemics, or other serious public health threats (as well as fear of such events), and the measures taken to address them; and

•	other factors of national, regional and global scale, including those of a political, economic, business and competitive nature.

For a further discussion of these and other risks and uncertainties applicable to our businesses and the senior notes offered hereby, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information.”

We face additional risks and uncertainties not presently known to us or that we currently believe to be immaterial. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements, which speak only as of the respective dates these statements were made. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements included or incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before deciding whether to purchase the senior notes offered hereby. You should read in their entirety this prospectus supplement, the accompanying prospectus and the documents that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

PulteGroup, Inc. is a Michigan corporation organized in 1956, though we date our founding to 1950 when our founder, Bill Pulte, built our first home. Over our history, we have delivered over 875,000 homes. We are one of the largest homebuilders in the United States, and our common shares are included in the S&P 500 Index and trade on the New York Stock Exchange under the ticker symbol “PHM”. While our subsidiaries engage primarily in the homebuilding business, we also have financial services businesses, which include mortgage banking, title, and insurance agency operations, through Pulte Mortgage LLC and other subsidiaries.

Our executive offices are located at 3350 Peachtree Road NE, Suite 1500, Atlanta, Georgia 30326, and our telephone number is (404) 978-6400. Our website is located at www.pultegroupinc.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the senior notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. In this section, “PulteGroup,” “we,” “us” and “our” refer only to PulteGroup, Inc. and not any of its subsidiaries.

Issuer	PulteGroup, Inc., a Michigan corporation.

Notes Offered	$800,000,000 in aggregate principal amount of senior notes, consisting of:

$400,000,000 aggregate principal amount of 2031 senior notes; and

$400,000,000 aggregate principal amount of 2036 senior notes.

Interest Rates	2031 senior notes: 4.250% per annum.

2036 senior notes: 4.900% per annum.

Maturity Dates	2031 senior notes: March 1, 2031.

2036 senior notes: March 1, 2036.

Interest Payment Dates	Interest on each series of the senior notes is payable semi-annually in cash in arrears on each March 1 and September 1 of each year, beginning September 1, 2026, to holders of record on the February 15 or August 15 preceding the relevant interest payment date.

Interest Calculations	Based on a 360-day year of twelve 30-day months.

Guarantees	The senior notes will initially be guaranteed by all of our subsidiaries that are guarantors (the “Guarantors”) under our existing $1.75 billion senior unsecured revolving credit facility (our “Revolving Credit Facility”). Each of the Guarantors will unconditionally guarantee on a joint and several basis (the “guarantees”) all of our obligations under the senior notes, including our obligations to pay principal, premium, if any, and interest, if any, with respect to the senior notes. Each of our subsidiaries will be required to guarantee the senior notes if it guarantees any of our indebtedness under our Revolving Credit Facility or any future credit facilities or lines of credit with commitments or outstanding borrowings or extensions of credit thereunder in excess of $150.0 million.

Ranking	The senior notes will be our senior unsecured obligations. The senior notes will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness, including indebtedness under our Revolving Credit Facility and our existing senior notes. The senior notes (i) will rank senior in right of payment to all of our existing and future subordinated indebtedness, (ii) will be effectively subordinated in right of payment to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations, and (iii) will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries that are not then guaranteeing the senior notes.

The guarantees of the senior notes will be senior unsecured obligations of the Guarantors. The guarantees will rank equally in right of payment with all existing and future senior unsecured indebtedness of the Guarantors, including any indebtedness arising from such Guarantor’s guarantees of indebtedness under our Revolving Credit Facility. The guarantees (i) will rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors, (ii) will be effectively subordinated in right of payment to existing and future secured obligations of the related Guarantor to the extent of the value of the assets of such Guarantor securing such obligations, and (iii) will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-Guarantor subsidiaries. For example, certain of our subsidiaries provide guarantees of our existing senior notes but will not guarantee the senior notes offered hereby. As a result, the senior notes offered hereby will be structurally subordinated in right of payment to our existing senior notes to the extent of such guarantees provided by such non-Guarantor subsidiaries. See “Description of Notes—Guarantees.” See also “Risk Factors—Because the senior notes are structurally subordinated to the obligations of our non-Guarantor subsidiaries, your ability to receive payments on the senior notes may be adversely affected to the extent particular subsidiaries are not guaranteeing the senior notes at a time when you become entitled to repayment,” “—Your right to receive payments on the senior notes or the guarantees is effectively subordinated to the rights of secured creditors,” and “—Holders of our existing indebtedness may have superior rights to the holders of the senior notes under certain circumstances.”

As of December 31, 2025, we and our subsidiaries had approximately $2.2 billion total aggregate principal amount of indebtedness outstanding, which included $579.5 million aggregate principal amount of indebtedness (all constituting senior secured indebtedness) of our subsidiaries. Of this amount, $532.3 million aggregate principal amount was indebtedness of non-Guarantor subsidiaries and $47.2 million aggregate principal amount was indebtedness of the Guarantors.

As of December 31, 2025, we had no borrowings outstanding, $357.1 million of letters of credit issued and available borrowing capacity of $892.9 million under our Revolving Credit Facility. Effective February 4, 2026, we amended the Revolving Credit Facility to increase the total committed borrowing capacity from $1.25 billion to $1.75 billion, and expand the uncommitted accordion feature to $750.0 million, providing for maximum potential capacity of $2.5 billion, subject to certain conditions and the availability of additional bank commitments (among other amendments).

Optional Redemption

Prior to the applicable Par Call Date (as defined below), we may redeem the senior notes at our option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the senior notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes—Optional Redemption”) plus 10 basis points in the case of the 2031 senior notes and 15 basis points in the case of the 2036 senior notes, less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the senior notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after (i) February 1, 2031 (one month prior to the maturity of the 2031 senior notes) (the “2031 senior notes Par Call Date”) and (ii) December 1, 2035 (three months prior to the maturity of the 2036 senior notes) (the “2036 senior notes Par Call Date” and, together with the 2031 senior notes Par Call Date, each a “Par Call Date”), we may redeem the senior notes of either series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the senior notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Change of Control Triggering Event	If a Change of Control Triggering Event (as defined under “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event”) occurs with respect to the senior notes of any series, then, unless one of the exceptions described under “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event” applies, we must offer to purchase the senior notes of such series at a price in cash equal to 101% of the principal amount of such senior notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

Form and Denomination	Each series of senior notes will be issued in book-entry form and will be represented by one or more global notes that will be deposited with the trustee, as custodian for DTC. Each global note will be registered in the name of DTC or its nominee. Beneficial interests in any series of senior notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants, and the beneficial interests in any series of senior notes may not be exchanged for definitive senior notes of such series, except in limited circumstances. The senior notes of each series will be issued in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Notes—Book-Entry, Delivery and Form.”

Use of Proceeds	We estimate that we will receive net proceeds from this offering, after deducting the underwriting discount and before offering expenses, of $789.8 million. We intend to use the net proceeds of this offering to repay at maturity all $251.9 million principal amount of our outstanding 5.500% Senior Notes due March 2026 (the “2026 Notes”) and to redeem in full prior to maturity all $337.3 million principal amount of our outstanding 5.000% Senior Notes due January 2027 (the “2027 Notes”) and, in each case, to pay any premium and accrued interest in respect thereof. We intend to use any remaining net proceeds of this offering for general corporate purposes. Certain of the underwriters (or their affiliates or associated persons) hold positions in the 2026 Notes and/or the 2027 Notes and, accordingly, would receive a portion of the net proceeds from this offering. For more information, see “Use of Proceeds.”

No Limit on Debt	The indenture governing the senior notes does not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Certain Covenants	The indenture governing the senior notes contains covenants that, among other things, will limit our ability and the ability of the Guarantors to:

•      create, incur, assume or guarantee certain secured indebtedness unless the senior notes are secured equally and ratably with (or prior to) such secured indebtedness;

•      engage in sale and lease-back transactions with respect to certain assets; and

•      engage in mergers, consolidations or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes—Certain Covenants.”

No Listing; Trading	The senior notes will not be listed on any securities exchange or included in any automated quotation system. The 2031 senior notes and the 2036 senior notes will each be a new issue of securities for which there is currently no trading market.

Voting; Further Issuances	Each series of senior notes constitutes a separate series of debt securities under the senior indenture. Subject to certain limited actions that may be taken and certain limited rights that may be exercised by each series of senior notes voting as a single class, actions that may be taken or rights that may be exercised by holders of debt securities issued under the senior indenture may generally only be exercised by the action of holders of a specified percentage in aggregate principal amount of all the debt securities outstanding under the senior indenture. See the provisions described in the accompanying prospectus under “Description of Debt Securities—Amendment, Supplement and Waiver.”

Additional senior notes in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions, except for issue date, and in certain cases the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued senior notes of the same series, and with the same CUSIP numbers as the senior notes offered hereby (to the extent permissible under applicable law) without the consent of holders of the senior notes.

Governing Law	State of New York.

Risk Factors	Investing in the senior notes involves significant risks. You should carefully consider the information set forth under “Risk Factors” on page S-12 of this prospectus supplement, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which has been filed with the SEC and is incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the senior notes.

Summary Consolidated Financial Information

The following table contains selected consolidated financial information and is qualified by the more detailed consolidated financial statements and related notes of the Company incorporated herein by reference. The balance sheet data as of December 31, 2025, 2024 and 2023 and the income statement data for each of the fiscal years ended December 31, 2025, 2024 and 2023 are derived from the audited consolidated financial statements of the Company. The following consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference.

	Years Ended December 31,
(Dollars in thousands, except for ratios)	2025	2024	2023
Income Statement Data:
Revenues:
Homebuilding	$16,923,286	$17,513,956	$15,740,823
Financial Services	388,667	432,994	320,755
Total revenues	17,311,953	17,946,950	16,061,578
Income before income taxes:
Homebuilding	2,753,291	3,795,924	3,316,075
Financial Services	158,030	209,955	133,192
Income before income taxes	2,911,321	4,005,879	3,449,267
Income tax expense	(692,591)	(922,617)	(846,895)
Net income	$2,218,730	$3,083,262	$2,602,372
Balance Sheet Data:
Assets:
Homebuilding	$17,155,684	$16,365,884	$15,246,550
Financial Services	892,739	997,879	840,500
Total assets	$18,048,423	$17,363,763	$16,087,050
Liabilities:
Financial Services debt	532,338	526,906	499,627
Notes payable	1,631,098	1,618,586	1,962,218
Total liabilities	$5,062,981	$5,241,799	$5,703,793
Total shareholders’ equity	$12,985,442	$12,121,964	$10,383,257
Other Financial Data (non-GAAP):
Debt-to-Capital ratio(1)	11.2%	11.8%	15.9%

(1)	The following table contains information about our Debt-to-Capital ratio. This measure could be considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We use the Debt-to-Capital ratio as an indicator of our overall leverage and believe it is a useful financial measure in understanding the leverage employed in our operations. We believe that this measure provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate this measure and any adjustments thereto before comparing our measure to those of such other companies.

The following table sets forth a reconciliation of the Debt-to-Capital ratio:

Debt-to-Capital Ratio
	Years Ended December 31
(Dollars in thousands, except for ratios)	2025	2024	2023
Notes payable	$1,631,098	$1,618,586	$1,962,218
Shareholders’ equity	12,985,442	12,121,964	10,383,257
Total capital	$14,616,540	$13,740,550	$12,345,475
Debt-to-Capital ratio	11.2%	11.8%	15.9%

RISK FACTORS

Investing in the senior notes involves certain risks. Before investing in the senior notes, you should consider carefully the risks and uncertainties described below, as well as the risks and uncertainties set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information,” as well as the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference herein, and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the senior notes. In addition, the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking statements that involve risks and uncertainties. We refer you to the “Cautionary Note Concerning Forward-Looking Statements” section of this prospectus supplement and the accompanying prospectus for information regarding some of the risks and uncertainties inherent in forward-looking statements. Our actual results could differ materially from those expressed in or implied by the forward-looking statements as a result of many factors, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K referred to above and the risks described elsewhere in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

The indenture that governs the senior notes does not restrict our ability to incur additional indebtedness, including certain secured indebtedness, which could make our debt securities more risky in the future.

As of December 31, 2025, we had approximately $2.2 billion total aggregate principal amount of indebtedness outstanding, which included $579.5 million aggregate principal amount of indebtedness (all constituting senior secured indebtedness) of our subsidiaries. Of this amount, $532.3 million aggregate principal amount was indebtedness of subsidiaries that will not be guaranteeing the senior notes when they are issued. As of December 31, 2025, we had no borrowings outstanding, $357.1 million of letters of credit issued and available borrowing capacity of $892.9 million under our Revolving Credit Facility. Effective February 4, 2026, we amended the Revolving Credit Facility to increase the maximum borrowing capacity from $1.25 billion to $1.75 billion (among other amendments). The indenture that governs the senior notes does not restrict our ability or the ability of our subsidiaries to incur additional indebtedness. If we incur certain secured indebtedness, we would be required to equally and ratably secure the senior notes with such secured indebtedness. See “Description of Notes—Certain Covenants—Restrictions on Secured Debt.” The degree to which we incur additional debt could have important consequences to holders of the senior notes, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, share repurchases, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our business and our industry;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage;

•	making us more vulnerable to a downturn in our business, to competitive pressures and to adverse changes in general economic and industry conditions; and

•	to the extent such indebtedness is secured indebtedness, the senior notes would be effectively subordinated to such secured indebtedness to the extent of the value of the assets securing such indebtedness.

Servicing our debt requires a significant amount of cash, and we or our subsidiaries may not have sufficient cash flow from our respective businesses to pay our substantial debt.

Our ability and that of our subsidiaries to meet our respective debt service obligations will depend, in part, upon our and our subsidiaries’ future financial performance. Future results are subject to the risks and uncertainties described in this prospectus supplement, the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference herein, and any related free writing prospectus. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial and political events and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds through the sale of debt or equity securities, the refinancing of debt or the sale of assets. Changes in prevailing interest rates may affect the cost of our debt service obligations.

Because the senior notes are structurally subordinated to the obligations of our non-Guarantor subsidiaries, your ability to receive payments on the senior notes may be adversely affected to the extent particular subsidiaries are not guaranteeing the senior notes at a time when you become entitled to repayment.

Substantially all of our operating assets are held by our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. Our right to receive any assets of any of our subsidiaries upon the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up of that subsidiary (and, as a result, the right of the holders of the senior notes to participate in those assets solely through us) will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, and preferred stock holders, except to the extent that we are a creditor of that subsidiary; holders of the senior notes will only have a direct right to participate in any such distribution of the assets of any of our subsidiaries if such subsidiary is a Guarantor of the senior notes. Accordingly, unless a subsidiary of ours is guaranteeing the senior notes, holders of any indebtedness or preferred stock of that subsidiary and other creditors of that subsidiary, including trade creditors, will have claims on the assets of that subsidiary that are prior to the claims of the holders of the senior notes.

When the senior notes are issued, they will be guaranteed by each of the guarantors that currently guarantees our Revolving Credit Facility. Not all of our subsidiaries currently guarantee our Revolving Credit Facility. As such, when the senior notes are issued, they will be structurally subordinated to the debt, preferred stock and other obligations of our subsidiaries that do not currently guarantee our Revolving Credit Facility. For example, certain of our subsidiaries provide guarantees of our existing senior notes but will not guarantee the senior notes offered hereby, and certain other subsidiaries (PH Oakwood Trails LLC, Pulte Diversified Company, LLC, Pulte Homes of Washington, Inc. and Pulte Homes of Oregon, Inc.) will guarantee the senior notes but will not provide guarantees of our existing senior notes. As a result, the senior notes offered hereby will be (i) structurally subordinated in right of payment to our existing senior notes to the extent of such guarantees provided by such non-Guarantor subsidiaries and (ii) structurally senior in right of payment to our existing senior notes to the extent of the guarantees provided by PH Oakwood Trails LLC, Pulte Diversified Company, LLC, Pulte Homes of Washington, Inc. and Pulte Homes of Oregon, Inc. Furthermore, the indenture governing the senior notes does not prohibit any of our subsidiaries from incurring additional debt (including additional secured debt subject, in certain cases, to the senior notes being equally and ratably secured) or other liabilities.

As of December 31, 2025, we had approximately $2.2 billion total aggregate principal amount of indebtedness outstanding, which included $579.5 million aggregate principal amount of indebtedness (all constituting senior secured indebtedness) of our subsidiaries. Of this amount, $532.3 million aggregate principal amount was indebtedness of subsidiaries that will not be guaranteeing the senior notes when they are issued.

Your right to receive payments on the senior notes or the guarantees is effectively subordinated to the rights of secured creditors.

Neither the senior notes nor the guarantees will be secured by any of our assets or any of our subsidiaries’ assets. Therefore, the senior notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing that indebtedness. Likewise, each guarantee will be effectively subordinated in right of payment to the secured indebtedness of its Guarantor to the extent of the value of the assets securing that indebtedness. Our assets and the assets of the Guarantors securing indebtedness will be subject to the prior claims of our and the Guarantors’ secured creditors, respectively. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or winding up, our assets that secure debt will be available to pay our other obligations, including the senior notes, only after all debt secured by those assets had been repaid in full. In such insolvency situations, the assets of a Guarantor that secure debt will be available to pay the Guarantor’s other obligations, including the guarantees, only after all debt secured by those assets had been repaid in full. There can be no assurance that any of our assets or the assets of such Guarantor will remain following the application to pay such secured debt and, if there are any remaining assets, holders of senior notes will participate in such assets ratably with all remaining unsecured creditors, including trade creditors.

As of December 31, 2025, PulteGroup, Inc. had no secured indebtedness outstanding and the Guarantors had $47.2 million of secured indebtedness outstanding.

The negative covenants in the indenture governing the senior notes provide limited protection to the holders of the senior notes and may not protect your investment.

The indenture governing the senior notes contains covenants limiting our ability and the ability of the Guarantors to: create, incur, assume or guarantee certain secured indebtedness unless the senior notes are secured equally and ratably with (or prior to) such secured indebtedness; engage in sale and lease-back transactions with respect to certain assets; and engage in mergers, consolidations or sales of all or substantially all of our assets. These covenants contain significant exceptions and limitations and therefore may not protect your investment. For example, the covenants do not prohibit us or our subsidiaries from incurring additional unsecured debt. See “Description of Notes—Certain Covenants.”

Furthermore, the indenture for the senior notes does not prohibit us from engaging in many types of transactions, including certain acquisitions, refinancings, recapitalizations or other similar transactions that could increase the total amount of our indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the market value of the senior notes. In addition, the indenture governing the senior notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the senior notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or incur indebtedness and other liabilities that are senior in right of payment to our equity interests in our subsidiaries, which is of particular relevance with respect to our subsidiaries that are not guaranteeing the senior notes;

•	restrict our ability to repay other indebtedness; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the senior notes.

We may not be able to repurchase all of the senior notes of any series upon a Change of Control Triggering Event.

As described under “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event,” if a Change of Control Triggering Event occurs with respect to the senior notes of any series, then, unless one of the exceptions described under “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event” applies, we must offer to purchase the senior notes of such series at a price in cash equal to 101% of the principal amount of such senior notes, plus accrued and unpaid interest to, but excluding, the date of purchase. If we were so required to repurchase the senior notes of any series, we cannot assure you that we would have sufficient financial resources available, or that we would be able to arrange sufficient financing, to satisfy our obligation to repurchase the senior notes of such series and to prepay any other then existing indebtedness of ours that we may be required to prepay due to a similar provision relating to a change of control. Our failure to repurchase the senior notes of any series when due would constitute a default under the indenture governing the senior notes and, under cross-default provisions, could also result in defaults or events of default with respect to other indebtedness of ours that is currently outstanding or that we may incur in the future and allow the holders of any such other indebtedness to demand immediate repayment of such indebtedness. Likewise, events similar to a Change of Control (as defined herein) or Change of Control Triggering Event constitute or may constitute defaults or events of default under other existing or future indebtedness of ours and the occurrence of these events may permit the lenders to demand immediate repayment of such indebtedness or require that we offer to repurchase or repay such indebtedness. We cannot assure you that we would have sufficient financial resources available, or that we would be able to arrange sufficient financing, to repay or repurchase any such indebtedness under those circumstances. Accordingly, the occurrence of a Change of Control Triggering Event with respect to one or both series of senior notes, or the occurrence of a change of control or similar event under any other debt instruments of ours, could have a material adverse effect on our liquidity and financial condition and on the market value of the senior notes.

The Change of Control Triggering Event provisions of the senior notes of each series may not provide protection in the event of certain transactions or in certain other circumstances.

The provisions of the senior notes of each series requiring us to make an offer to repurchase the senior notes of such series upon the occurrence of a Change of Control Triggering Event with respect to that series as described under “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event” may not provide holders of senior notes of such series protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving us that might adversely affect holders of senior notes. In particular, any such transaction may not give rise to a Change of Control Triggering Event with respect to the senior notes of any series, in which case we would not be required to make an offer to repurchase the senior notes of that series. Except as described under “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event,” neither the senior notes of any series nor the indenture contain provisions that permit holders of senior notes of any series to require us to repurchase or repay the senior notes of such series in the event of a reorganization, restructuring, merger or similar transaction involving us or any of our subsidiaries.

In addition, clause (1) of the definition of Change of Control (as defined in “Description of Notes—Repurchase of Notes upon Change of Control Triggering Event”) includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our and our subsidiaries’ consolidated assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, our obligation to make an offer to repurchase the senior notes of any series as a result of a sale, lease or other transfer of less than all of our and our subsidiaries’ consolidated assets may be uncertain.

Holders of our existing indebtedness may have superior rights under certain circumstances.

After giving effect to the repayment (or earlier redemption) of our outstanding 2026 Notes and 2027 Notes, we will have $300.0 million of 7.875% senior notes due 2032 (the “2032 Notes”), $400.0 million of 6.375% senior notes due 2033 (the “2033 Notes”) and $300.0 million of 6.000% senior notes due 2035 (the “2035 Notes”), which have the benefit of covenants limiting secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described below under “Description of Notes.” In the event we incur secured debt or enter into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the senior notes but not the holders of the 2032 Notes, 2033 Notes or 2035 Notes, the senior notes may become effectively subordinated to the claims of the holders of the 2032 Notes, 2033 Notes and 2035 Notes up to the value of the assets subject to the lien or sale and leaseback transaction. In addition, our Revolving Credit Facility contains a covenant limiting secured debt that is more restrictive than the limitation on secured debt described below under “Description of Notes.”

Federal and state fraudulent transfer laws may permit a court to void the guarantees and if that occurs, you may not receive any payments on the senior notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of a guarantee of the senior notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, such guarantee could be voided as a fraudulent transfer or conveyance if the Guarantor (a) incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	such Guarantor was insolvent or rendered insolvent by reason of the issuance of the incurrence of the guarantee;

•	the incurrence of the guarantee left such Guarantor with an unreasonably small amount of capital or assets to carry on its business;

•	such Guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature; or

•	such Guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the senior notes. We cannot be certain as to the standards a court would use to determine whether or not a Guarantor was insolvent at the relevant time or, regardless of the standard that a court uses, whether a guarantee would be subordinated to a Guarantor’s other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

The guarantees of the senior notes will contain a provision to limit each Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, under recent case law, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law or otherwise determined to be unenforceable. If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under that guarantee, could subordinate that guarantee to presently existing and future indebtedness of the Guarantor or could require the holders of the senior notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the senior notes.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the guarantees to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of senior notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of senior notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

There may not be an active trading market for either series of the senior notes.

The 2031 senior notes and the 2036 senior notes are each a new issue of securities for which there is no trading market. We do not intend to apply for listing of the senior notes of either series on any securities exchange or any automated quotation system. Although the senior notes will not be listed on any securities exchange or on any automated dealer quotation system, the underwriters may make a market in the senior notes after completion of this offering, but will not be obligated to do so, and may discontinue any market-making activities at any time without notice. There can be no assurance that a trading market for the senior notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the senior notes, whether you will be able to sell the senior notes or the prices at which you may be able to sell the senior notes. Even if a market exists, the senior notes of either series could trade at prices which may be lower than the initial offering price of the senior notes of that series. Future trading prices of the senior notes of either series will depend on many factors, including, among other things:

•	the time remaining to the maturity of the applicable series of senior notes;

•	the outstanding principal amount of the applicable series of senior notes;

•	prevailing interest rates and economic conditions;

•	our financial condition and results of operations;

•	our prospects and prospects for companies in our industry generally;

•	the then-current credit ratings assigned to our securities; and

•	the market for similar securities.

If the credit ratings of the senior notes are lowered, suspended or withdrawn, the market value of the senior notes could decrease.

Any credit ratings that are applied to the senior notes only address the likelihood of the timely payment of interest and the ultimate repayment of principal of the senior notes pursuant to their respective terms. Credit ratings are limited in scope, and do not purport to address all risks relating to an investment in the senior notes, but rather reflect only the view of each rating agency at the time the rating is issued. Credit ratings are not recommendations to buy, sell or hold securities, inasmuch as the rating does not comment as to market price or suitability for a particular investor. These ratings are subject to ongoing evaluation by credit rating agencies and there can be no assurance that a rating will remain for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency or placed on a so-called “watch-list” for a possible downgrade or assigned a negative ratings outlook if, in such rating agency’s judgment, circumstances so warrant. The assignment by a rating agency of a rating on the senior notes lower than the rating expected by investors or actual or anticipated changes or downgrades in our credit ratings, including announcements that our ratings are under review for a downgrade or have been assigned a negative outlook, would likely adversely affect any trading market for, and the market value of, either series of the senior notes and also increase our borrowing costs.

We may choose to redeem the senior notes prior to maturity.

We may exercise our right to redeem the senior notes of either or both series prior to maturity in accordance with the terms described under “Description of Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the senior notes being redeemed.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the underwriting discount and before offering expenses, of $789.8 million. We intend to use the net proceeds of this offering to repay at maturity all $251.9 million principal amount of our outstanding 2026 Notes and to redeem in full prior to maturity all $337.3 million principal amount of our outstanding 2027 Notes and, in each case, to pay any premium and accrued interest in respect thereof. We intend to use any remaining net proceeds from this offering for general corporate purposes. The 2026 Notes mature on March 1, 2026 and accrue interest at 5.500% per annum, and the 2027 Notes mature on January 15, 2027 and accrue interest at 5.000% per annum.

Certain of the underwriters (or their affiliates or associated persons) hold positions in the 2026 Notes and/or the 2027 Notes and, accordingly, would receive a portion of the net proceeds from this offering. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds of this offering as a result of the repayment of the 2026 Notes and/or the 2027 Notes, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the senior notes are investment grade-rated by one or more nationally recognized statistical rating agencies. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2025 (i) on an actual basis and (ii) on an adjusted basis to give effect to the issuance and sale of the senior notes and the application of the net proceeds of this offering as described under “Use of Proceeds.” This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and related notes and other financial information that we have incorporated herein by reference.

	As of December 31, 2025
	Actual	As Adjusted
	(Unaudited, in thousands)
Cash and equivalents(1)	$2,008,776	$2,197,816
Indebtedness:
Long-term debt
Revolving Credit Facility(2)	–	–
Existing senior notes(3)	1,583,914	994,770
Senior notes offered hereby	–	800,000
Total debt	$1,583,914	$1,794,770
Shareholders’ equity:
Common shares	$1,927	$1,927
Additional paid-in capital	3,448,924	3,448,924
Retained earnings	9,494,591	9,494,591
Total shareholders’ equity	$12,985,442	$12,985,442
Total capitalization	$14,569,356	$14,780,212

(1)	As adjusted “cash and equivalents” does not give effect to the payment of approximately $3.0 million in total estimated expenses for this offering.

(2)	As of December 31, 2025, the senior unsecured Revolving Credit Facility was scheduled to mature in June 2027 with a maximum borrowing capacity of $1.25 billion and an uncommitted accordion feature that could increase the capacity to $1.75 billion, subject to certain conditions and availability of additional bank commitments. Effective February 4, 2026, we amended the Revolving Credit Facility to (i) extend the maturity date to February 4, 2031, (ii) increase the maximum borrowing capacity to $1.75 billion, and (iii) increase the uncommitted accordion feature to $2.5 billion, subject to certain conditions and availability of additional bank commitments (among other amendments). The Revolving Credit Facility also provides for the issuance of letters of credit that reduce the available borrowing capacity under the Revolving Credit Facility, up to the maximum borrowing capacity. The Revolving Credit Facility contains financial covenants that require us to maintain a minimum Tangible Net Worth and a maximum Debt-to-Capitalization Ratio (as each term is defined in the Revolving Credit Facility). At December 31, 2025, we had no borrowings outstanding, $357.1 million of letters of credit issued, and $892.9 million of remaining capacity under the Revolving Credit Facility.

(3)	The carrying value of the existing senior notes reflects the impact of premiums, discounts and issuance costs that are amortized to interest cost over the respective terms of the existing senior notes.

DESCRIPTION OF NOTES

The following description of the particular terms of the 4.250% senior notes due 2031 (the “2031 Senior Notes”) and the 4.900% senior notes due 2036 (the “2036 Senior Notes”) offered hereby (together, the “Notes”) supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. The Notes will be issued under that certain Indenture, dated as of February 5, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into as of the Issue Date by the Company, the Guarantors (as defined below), and the Trustee (as so supplemented, the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. References in this section to the “Company,” “we,” “our” or “us” and similar references mean PulteGroup, Inc., excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

Definitions of certain terms are set forth under “—Certain Definitions” below and throughout this section. Capitalized terms that are used but not otherwise defined in this section have the meanings assigned to them in the Indenture.

General

The Notes will bear interest from February 20, 2026, payable in arrears on March 1 and September 1 of each year (each, an “Interest Payment Date”), beginning on September 1, 2026, to Holders of record at the close of business on February 15 or August 15, as the case may be, immediately preceding each such interest payment date. The 2031 Senior Notes bear interest at 4.250% per annum and will mature on March 1, 2031. The 2036 Senior Notes bear interest at 4.900% per annum and will mature on March 1, 2036. An aggregate principal amount of $400.0 million of 2031 Senior Notes and $400.0 million of 2036 Senior Notes will be issued in this offering. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions, except for issue date, and in certain cases, the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes of the same series, and with the same CUSIP numbers as the Notes offered hereby (to the extent permissible under applicable law) without the consent of Holders of the Notes.

The Notes will initially be guaranteed by each of the Guarantors that guarantees the Company’s existing senior unsecured revolving credit facility (our “Revolving Credit Facility”) pursuant to the guarantees of the Notes (the “Guarantees”) described below.

Ranking

The Notes will be the senior unsecured obligations of the Company. The Notes will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness, including indebtedness under our Revolving Credit Facility and our existing senior notes. The Notes (i) will rank senior in right of payment to all of our existing and future subordinated indebtedness, (ii) will be effectively subordinated in right of payment to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations, and (iii) will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our Subsidiaries that are not then guaranteeing the Notes.

The Guarantees described below will be senior unsecured obligations of the Guarantors and will rank equally in right of payment with all existing and future senior unsecured indebtedness of the Guarantors, including any indebtedness arising from such Guarantor’s guarantees of indebtedness under our Revolving Credit Facility. The Guarantees (i) will rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors, (ii) will be effectively subordinated in right of payment to existing and future secured obligations of the related Guarantor to the extent of the value of the assets of such Guarantor securing such obligations, and (iii) will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-Guarantor Subsidiaries. For example, certain of our Subsidiaries provide guarantees of our existing senior notes but will not guarantee the Notes. As a result, the Notes will be structurally subordinated in right of payment to our existing senior notes to the extent of such guarantees provided by such non-Guarantor Subsidiaries. See “Risk Factors—Because the senior notes are structurally subordinated to the obligations of our non-Guarantor subsidiaries, your ability to receive payments on the senior notes may be adversely affected to the extent particular subsidiaries are not guaranteeing the senior notes at a time when you become entitled to repayment,” “—Your right to receive payments on the senior notes or the guarantees is effectively subordinated to the rights of secured creditors,” and “—Holders of our existing indebtedness may have superior rights to the holders of the senior notes under certain circumstances.”

As of December 31, 2025, the Company and its Subsidiaries had approximately $2.2 billion total aggregate principal amount of Indebtedness outstanding, which included $579.5 million aggregate principal amount of Indebtedness of Subsidiaries of the Company (all of which constituted senior secured Indebtedness). Of this amount, $532.3 million aggregate principal amount was Indebtedness of Subsidiaries of the Company that will not be guaranteeing the Notes on the Issue Date, and $47.2 million aggregate principal amount was Indebtedness of the Guarantors. The Notes are effectively subordinated in right of payment to the existing and future debt and other liabilities of our non-Guarantor Subsidiaries because their creditors will generally be entitled to payment of their claims from the assets of those Subsidiaries before they are available to the Company.

As of December 31, 2025, we had no borrowings outstanding, $357.1 million of letters of credit issued and available borrowing capacity of $892.9 million under our Revolving Credit Facility. Effective February 4, 2026, we amended the Revolving Credit Facility to increase the total committed borrowing capacity from $1.25 billion to $1.75 billion, and expand the uncommitted accordion feature to $750.0 million, providing for maximum potential capacity of $2.5 billion, subject to certain conditions and the availability of additional bank commitments (among other amendments).

Optional Redemption

Prior to the applicable Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points (0.10%) in the case of the 2031 Senior Notes and 15 basis points (0.15%) in the case of the 2036 Senior Notes, less (b) interest accrued to, but excluding, the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after (i) February 1, 2031 (one month prior to the maturity of the 2031 Senior Notes) (the “2031 Senior Notes Par Call Date”) and (ii) December 1, 2035 (three months prior to the maturity of the 2036 Senior Notes) (the “2036 Senior Notes Par Call Date” and, together with the 2031 Senior Notes Par Call Date, each a “Par Call Date”), the Company may redeem the Notes of either series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of the optional redemption provisions of the Notes, “Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

(a)	The Treasury Rate applicable to the Notes shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day (as defined below) preceding such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date; and

(b)	If on the third Business Day preceding such redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount, rounded to three decimal places) at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or Change of Control, issuance of Indebtedness or the occurrence of any other transaction or event. Notice of any change to the timing set forth in the original notice of redemption will be given prior to the redemption date and in accordance with DTC’s applicable procedures. The redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), and notice of any redemption may be rescinded at any time if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company may provide in such notice that payment of the applicable redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Guarantees

The Notes will initially be guaranteed by each of the guarantors that currently guarantee our Revolving Credit Facility pursuant to the Guarantees. The Notes will not initially be guaranteed by certain of our other Subsidiaries. Under the circumstances described under “Certain Covenants—Additional Guarantees,” the Company is required to cause Subsidiaries that are not Guarantors to become Guarantors.

Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees will be senior unsecured obligations of the Guarantors and will rank equally in right of payment with all existing and future unsecured indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees, including any indebtedness arising from such Guarantor’s guarantees of indebtedness under our Revolving Credit Facility. The Guarantees will be effectively subordinated to the secured indebtedness of the related Guarantor to the extent of the value of the assets of such Guarantor securing such indebtedness. The Guarantees will also be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-Guarantor Subsidiaries. Certain of our Subsidiaries provide guarantees of our existing senior notes but will not guarantee the Notes offered hereby, and certain other Subsidiaries (PH Oakwood Trails LLC, Pulte Diversified Company, LLC, Pulte Homes of Washington, Inc. and Pulte Homes of Oregon, Inc.) will guarantee the Notes but will not provide guarantees of our existing senior notes. As a result, the Notes offered hereby will be (i) structurally subordinated in right of payment to our existing senior notes to the extent of such guarantees provided by such non-Guarantor Subsidiaries and (ii) structurally senior in right of payment to our existing senior notes to the extent of the guarantees provided by PH Oakwood Trails LLC, Pulte Diversified Company, LLC, Pulte Homes of Washington, Inc. and Pulte Homes of Oregon, Inc. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the “Adjusted Net Assets” of each Guarantor, as defined in the Indenture.

The Indenture provides that, in the event of (i) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Company, (ii) a sale or other disposition of all or substantially all of the assets of any Guarantor (other than to the Company or another Guarantor), (iii) a merger or consolidation of a Guarantor with a Person other than the Company or another Guarantor, or (iv) a Guarantor ceasing to guarantee any Indebtedness of the Company outstanding under any of the Credit Facilities, then such Guarantor (in the case of clauses (i), (ii) and (iv) above) will be automatically and unconditionally released and discharged from all obligations under the Indenture and the Notes and the Person acquiring such assets (in the case of clauses (ii) and (iii) above) shall not be required to assume the Guarantor’s obligations under the Indenture and the Notes, or otherwise become a Guarantor, in each case without any further action required on the part of the Trustee, any Holder, the Company or any Guarantor; provided that such sale, disposition or other transaction is otherwise in compliance with the Indenture.

Except as provided in the covenants described under “—Certain Covenants” below, the Indenture does not prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, nor does it prevent any sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger, or disposition, the Guarantee given by such Guarantor will no longer have any force or effect.

Certain Covenants

The following is a summary of certain covenants contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding and are not defeased or discharged pursuant to provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance.”

Restrictions on Secured Debt

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, create, incur, assume or guarantee any Secured Debt unless the Notes are secured equally and ratably with (or prior to) such Secured Debt, provided that the foregoing does not prohibit the creation, incurrence, assumption or guarantee of:

(1) Secured Debt that is secured by Liens on model homes, homes held for sale, homes that are under construction or under contract for sale, contracts for the sale of homes, land (improved or unimproved), contracts for the sale of land, project club houses, amenity centers and common areas, manufacturing plants, warehouses, distribution facilities or office buildings, and fixtures and equipment located at or on any of the foregoing or leasehold or other interests in any of the foregoing;

(2) Secured Debt that is secured by a Lien on property at the time of its acquisition by the Company or a Guarantor, which Lien secures obligations assumed by the Company or a Guarantor, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Guarantor or becomes a Guarantor as a result of the acquisition of its Capital Stock by the Company or a Guarantor (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or acquisition where the Lien attaches to or affects the property of the Company or a Guarantor prior to such transaction);

(3) Secured Debt that is secured by Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Guarantor;

(4) Secured Debt that is secured by Liens securing Indebtedness of a Guarantor owing to the Company or to another Guarantor;

(5) Indebtedness secured by a Permitted Lien; and

(6) any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part (“Refinanced Debt”), of Secured Debt that was permitted to be created, incurred, assumed or guaranteed pursuant to clauses (1) through (5) above at the time of the original creation, incurrence, assumption or guarantee thereof, or by this clause (6), provided, in each case, that the principal amount of the Refinanced Debt does not exceed the principal amount of the Secured Debt being refinanced, extended, renewed or replaced (plus accrued interest thereon and expenses of refinancing, extension, renewal or replacement) and such Refinanced Debt is not secured by any additional properties of the Company or any Guarantor (other than accessions and proceeds).

In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally or ratably (or on a senior basis) securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount (or the accreted value thereof, in the case of any Secured Debt issued with original issue discount) of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) under “—Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets (as defined below). The Company and the Guarantors may also, without equally and ratably securing the Notes, create, incur, assume or guarantee Secured Debt that renews, substitutes or replaces (including successive renewals, substitutions or replacements), in whole or in part, any Secured Debt permitted pursuant to the preceding sentence (the “New Debt”); provided that the principal amount of the New Debt does not exceed the principal amount of the Secured Debt being refinanced, extended, renewed or replaced (plus accrued interest thereon and expenses of refinancing, extension, renewal or replacement) and such New Debt is not secured by any additional properties of the Company or any Guarantor (other than accessions and proceeds).

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or a Guarantor for the property sold (as determined in good faith pursuant to a resolution of the board of directors of the Company); and

(3) the Company or a Guarantor, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

(A) to the redemption, repayment or retirement of (a) debt securities of any series under the Indenture (other than a series that, pursuant to the applicable supplemental indenture or authorizing resolution, does not have the benefit of this covenant or its equivalent), including the cancellation by the Trustee of any securities of any such series delivered by the Company to the Trustee, or (b) any other Indebtedness of the Company or any Guarantor (other than Indebtedness that by its terms or the terms of the instrument by which it was issued is subordinate in right of payment to the Notes or any such other series of debt securities), or

(B) to the purchase, construction or development of property, facilities or equipment used or useful in the Company’s or a Guarantor’s business.

Without regard to the foregoing, the Company and the Guarantors may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) described in “—Restrictions on Secured Debt” above or Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) above) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Repurchase of Notes upon Change of Control Triggering Event

In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided below, the Company shall make an offer to each Holder of the Notes (the “Change of Control Offer”) to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase (the “Change of Control Purchase Price”), in accordance with the procedures set forth below.

On or before the thirtieth day after any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall be obligated to make the Change of Control offer by mailing, or causing to be mailed, to all Holders of Notes, with a copy to the Trustee, a notice regarding the Change of Control Triggering Event and the Change of Control Offer. The notice shall state the payment date for the repurchase of the Notes, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, also state that the offer to purchase is conditioned on a Change of Control or Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such conflict.

The Company will not be required to make a Change of Control Offer after a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer, (2) the Company has given notice to redeem all Notes in accordance with the redemption provisions of the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes properly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Limitations on Mergers, Consolidations and Sales of Assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control, and by extension, Change of Control Triggering Event, has occurred.

None of the provisions relating to a repurchase upon a Change of Control Triggering Event is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control Triggering Event, but would substantially increase the amount of Indebtedness outstanding at such time.

The Indenture requires the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control Offer. In the event that a Change of Control Triggering Event has occurred under the Indenture, a change of control may have also occurred under the agreements governing other Indebtedness of the Company or its Subsidiaries. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Company to purchase the Notes when required upon a Change of Control Triggering Event will result in an Event of Default with respect to the Notes.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control Triggering Event.

Amendment or waiver of the provisions described in this covenant will require consent of Holders of a majority of the outstanding principal amount of Notes.

Limitations on Mergers, Consolidations and Sales of Assets

The Indenture provides that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Company or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor that in any such case results in such Guarantor being released from its Guarantee or the Successor not being required to become a Guarantor, as the case may be, as provided under “The Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Upon any such consolidation, merger, sale, lease, conveyance or other disposition, the Successor will be substituted for the Company or the relevant Guarantor under the Indenture. The Successor may then exercise every power and right of the Company or the relevant Guarantor under the Indenture, and except in the case of a lease, the Company or the relevant Guarantor will be released from all of its liabilities and obligations in respect of the Notes, the Guarantee and the Indenture. If the Company or a Guarantor leases all or substantially all of its assets, the Company or such Guarantor will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes or the Guarantee, as applicable.

Additional Guarantees

If (a) any Subsidiary that is not a Guarantor shall guarantee any Indebtedness of the Company outstanding under any of the Credit Facilities or (b) the Company elects to add any Subsidiary as a Guarantor, then such Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and under the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until it is released from its obligations as a Guarantor pursuant to the provisions of the Indenture.

Events of Default

The following are Events of Default in respect of the Notes under the Indenture:

(1) the failure by the Company to pay interest on any such Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any such Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Guarantor to comply with any of its agreements or covenants in, or provisions of, such Notes, the Guarantees (as relating to the Notes) or the Indenture (as relating to the Notes) and such failure continues for the period and after the notice specified below (except in the case of a default under the covenants described under “Repurchase of Notes upon Change of Control Triggering Event” and “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute an Event of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor that has an outstanding principal amount of $150.0 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Guarantor to make any principal or interest payment in an amount of $150.0 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) the Company or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Guarantor that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Guarantor that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to the covenants described under “Repurchase of Notes upon Change of Control Triggering Event” and “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases to exist, without any action by the Trustee or any other Person.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (6) or (7) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all such Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on such Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (6) or (7) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default or Event of Default and its consequences with respect to the Notes, other than any Default or Event of Default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on such Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual officers’ certificate stating whether or not the signers know of any continuing Default by the Company in performing any of its obligations under the Indenture.

In addition, the Company is required to deliver to the Trustee written notice of the occurrence of any Default or Event of Default within 30 days after a senior officer of the Company obtains knowledge of such Default or Event of Default.

Concerning the Trustee

U.S. Bank Trust Company, National Association shall be the Trustee under the Indenture. U.S. Bank National Association serves as a lender and co-documentation agent under the Revolving Credit Facility and U.S. Bancorp Investments, Inc. is a joint book-running manager and underwriter of this offering. Each of U.S. Bank National Association and U.S. Bancorp Investments, Inc. is an affiliate of U.S. Bank Trust Company, National Association. Furthermore, the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company and its Subsidiaries in the ordinary course of their business.

The Indenture provides, or will provide, that in case an event of default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Additional Provisions

The Indenture contains certain other provisions that apply to the Notes. See “Description of Debt Securities—Amendment, Supplement and Waiver,” “—Defeasance,” and “—Governing Law” in the accompanying prospectus.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Additional Notes” has the meaning set forth in “—General.”

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest rate per annum of the outstanding debt securities of the Company of all series issued under the Indenture, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease entered into in connection with such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case, for purposes of this definition, the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Capitalized Lease Obligations” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person (other than a Subsidiary of the Company), provided, that a transaction where the holders of all classes of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all Voting Stock of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) publicly discloses, including, without limitation, by filing a Schedule 13D or Schedule TO, or the Company or any of its Subsidiaries publicly discloses, including without limitation, by filing any other schedule, form or report under the Exchange Act (including, without limitation, a Current Report on Form 8-K) facts indicating that such person or group has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of the Company representing more than 50% of the voting power of the Voting Stock of the Company; or

(3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company that is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

Any person or group whose acquisition of beneficial ownership constitutes a Change of Control under clause (2) of the foregoing definition in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, be excluded from such clause (2).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Downgrade Event.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Guarantors at the end of the fiscal quarter immediately preceding such date less (a) the book value of any assets securing any Non-Recourse Indebtedness, and (b) all short-term liabilities of the Company and the Guarantors, except for (i) liabilities and liability items payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor to a maturity date more than one year after such date) and (ii) liabilities in respect of retiree benefits other than persons for which the Company or the Guarantors are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision), in each case as determined in accordance with GAAP.

“Consolidated Tangible Assets” of the Company as of any date means the book value of the total assets of the Company and the Guarantors (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Guarantors, in each case as determined in accordance with GAAP.

“Credit Facilities” means, collectively, each of the credit facilities and lines of credit of the Company or one or more Guarantors in existence on the date of the Indenture and one or more future facilities or lines of credit among or between the Company or one or more Guarantors and one or more lenders pursuant to which the Company or any Guarantor may incur Indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit; provided, in each case, that such credit facility shall provide for commitments, or there shall be loans or other extensions of credit outstanding thereunder, in each case in excess of $150.0 million.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth in “—Events of Default.”

“Fitch” means Fitch Ratings Inc. or any successor ratings agency thereto.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantors” means (i) initially, each of: Centex Homes; Centex LLC; Del Webb Communities, Inc.; Del Webb Corporation; DiVosta Homes, L.P.; PN II, Inc.; PH Oakwood Trails, LLC; Pulte Diversified Company, LLC; Pulte Development Corporation; Pulte Development New Mexico, Inc.; Pulte Home Company, LLC; Pulte Homes of Indiana, LLC; Pulte Homes of Michigan LLC; Pulte Homes of Minnesota LLC; Pulte Homes of New England LLC; Pulte Homes of New Mexico, Inc.; Pulte Homes of NJ, Limited Partnership; Pulte Homes of Ohio LLC; Pulte Homes of Oregon, Inc.; Pulte Homes of PA, Limited Partnership; Pulte Homes of Texas, L.P.; Pulte Homes of Washington, Inc.; Pulte Homes Tennessee Limited Partnership; and Pulte Realty Limited Partnership; and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes of either series pursuant to the provisions of the Indenture, in each case until subsequently released from its Guarantee pursuant to the provisions of the Indenture.

“Hedging Agreement” of any Person means any interest rate protection agreements, foreign currency exchange agreements, commodity futures agreements or other interest or exchange rate hedging agreements.

“Holder” means the Person in whose name a Note is registered in the books of the registrar for the Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than any standby letter of credit or similar instrument issued for the account of, or any surety, performance, completion or payment bond, earnest money note or similar purpose undertaking or indemnification agreement issued or entered into by or for the account of, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with expenditures that constitute capital expenditures in accordance with GAAP (other than any obligation to pay a contingent purchase price as long as such obligation remains contingent), or (c) in respect of Capitalized Lease Obligations,

(2) any Indebtedness of others described in clause (1) above that such Person has guaranteed to the extent of the guarantee, and

(3) all Indebtedness of others described in clause (1) above secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of the Indebtedness of such Person shall be the lesser of (a) the fair market value of such property; and (b) the amount of such Indebtedness of such other Persons;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business or obligations under Hedging Agreements.

“Intangible Assets” means with respect to the Notes, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and the Guarantors prepared in accordance with GAAP.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Legal Holiday” is a Saturday, a Sunday, a legal holiday or a day on which banking institutions in Atlanta, Georgia and New York, New York are not required to be open.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. or any successor ratings agency thereto.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which the owner of such Indebtedness has no recourse, directly or indirectly, to such Person for the principal of, premium, if any, and interest on such Indebtedness, and for which such Person is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse obligations or liabilities in respect of specific land or other real property interests of such Person; provided that recourse obligations or liabilities of such Person solely for indemnities, covenants or breach of warranty, representation or covenant in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Permitted Liens” means any Lien:

(1) incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Guarantors,

(2) constituting attachment or judgment liens,

(3) securing Non-Recourse Indebtedness of the Company or any Guarantor; provided, that it applies only to the property financed out of the net proceeds of such Non-Recourse Indebtedness (and any accessions thereto and proceeds thereof),

(4) securing Purchase Money Indebtedness; provided, that it applies only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness (and any accessions thereto and proceeds thereof),

(5) constituting purchase money Liens (including Capitalized Lease Obligations); provided, that it applies only to the property acquired (and any accessions thereto and proceeds thereof) and the related Indebtedness is incurred within 180 days after the acquisition of such property,

(6) constituting the right of a lender or lenders to which the Company or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Guarantor with or held by such lender or lenders or its affiliates,

(7) constituting the pledge or deposit of cash or other property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and the Guarantors,

(8) incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or any similar bonds,

(9) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),

(10) Liens securing community development district bonds or similar bonds issued by any governmental authority to accomplish similar purposes,

(11) Liens on assets and properties of joint ventures or limited partnerships that are not wholly-owned Subsidiaries of the Company or any of the Guarantors,

(12) Liens securing the Company’s or the Guarantors’ obligations to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting the Company’s or the Guarantors’ property and property belonging to such third parties,

(13) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation insurance, unemployment insurance, pensions or social security programs,

(14) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes,

(15) Liens for taxes not yet due or due but not yet delinquent or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),

(16) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings, or other similar bad faith actions, taken by a Person not affiliated with the Company or any Guarantor; provided that the Company or such Guarantor is disputing such Lien in good faith and by appropriate proceedings,

(17) Liens on assets securing contingent consideration that may be payable by the Company or a Guarantor to the seller or sellers of such assets as a profit, price, or premium participation in such assets or payable to the seller or sellers as a post-closing fee for marketing or similar post-closing arrangements, provided that such obligations are not past due and the amount thereof does not exceed the cost of such assets;

(18) Liens on any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses that are entered into in the ordinary course of business; and

(19) Liens in connection with leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary course conduct of the business of the Company and the Guarantors taken as a whole or (ii) secure any Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Guarantor incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Guarantors; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such property or completion of such construction or improvement.

“Rating Agency” means (1) each of Moody’s, Fitch and S&P; or (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement Rating Agency for Moody’s, Fitch or S&P, or all three, as the case may be.

“Ratings Downgrade Event” means the rating on the Notes is lowered independently by at least two of the three Rating Agencies so that the Notes are then rated below Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Measurement Period”) commencing on the earlier of (i) the occurrence of such Change of Control or (ii) our first public announcement of our intention to effect such Change of Control and ending 60 days following such earlier event, and the rating of the Notes is not, within such period, subsequently upgraded by both such Rating Agencies to an Investment Grade rating; provided, however, that if on such 60th day the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency, the Measurement Period will be extended to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) lowers its rating of the Notes or (y) publicly announces that it is no longer considering the Notes for possible downgrade. Notwithstanding the foregoing, a Ratings Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Downgrade Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Downgrade Event). As used in this definition, the lowering of the rating of the Notes shall mean that the rating of the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor ratings agency thereto.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Guarantor of any property which is either (a) a manufacturing plant, warehouse, office building or model home whose book value equals or exceeds 1% of Consolidated Adjusted Tangible Assets as of the date of determination or (b) any property which is not a manufacturing plant, warehouse, office building or model home whose book value equals or exceeds 5% of Consolidated Adjusted Tangible Assets as of the date of determination, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of, such property to the Company or a Guarantor, provided that “Sale and Leaseback Transaction” shall not include (1) a sale and leaseback transaction relating to a property entered into within 180 days after the later of (i) the date of acquisition of such property by the Company or a Guarantor and (ii) the date of the completion of construction or commencement of full operations on such property, whichever is later, (2) a sale and leaseback transaction which has a lease of no more than three years in length or (3) a sale or transfer made to the Company or another Guarantor.

“SEC” means the Securities and Exchange Commission or any successor agency performing the duties now assigned to it under the Trust Indenture Act.

“Secured Debt” means any Indebtedness of the Company or any Guarantor which is secured by (a) a Lien in any property of the Company or a Guarantor (other than property excluded in clause (b)) or (b) a Lien on Capital Stock owned directly or indirectly by the Company or a Guarantor in a corporation or other entity (other than a Non-Guarantor Subsidiary) or in the rights of the Company or a Guarantor in respect of Indebtedness of a corporation or other entity (other than a Non-Guarantor Subsidiary) in which the Company or a Guarantor owns Capital Stock. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given. For the avoidance of doubt, cash collateralized letters of credit under our Credit Facilities will not constitute Secured Debt.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the board of directors of such entity or other Persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “—Certain Covenants—Limitations on Mergers, Consolidations and Sales of Assets.”

“Trustee” means U.S. Bank Trust Company, National Association until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book Entry, Delivery and Form

The Notes offered hereby will be issued in the form of fully registered Global Notes (the “Global Notes”). The Global Notes will be delivered on or about the Issue Date with the Trustee, on behalf of The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or Holder of such Notes outstanding under the Indenture. Except as provided below, beneficial owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

None of the Company, the Trustee, the paying agent and the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the paying agent to such Global Note Holder in its capacity as the registered holder under the Indenture.

Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the Notes are represented by a Global Note, the Depositary’s nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to authenticate and deliver such Notes to such Person or Persons (or the nominee of any thereof). In addition, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the registrar has received a request from the Depositary to issue certificated securities, then, upon surrender by the relevant Global Note Holder of its Global Notes, certificated Notes will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of such Notes.

Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

Same-day Settlement and Payment

Payments in respect of the Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the certificated Notes also will be settled in immediately available funds.

Transfer and Exchange

A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Note selected for redemption. Also, the registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the senior notes that are purchased or held by employee benefit plans (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plans, accounts and arrangements (each, a “Plan”).

The following summary regarding certain aspects of ERISA and the Code is based on the provisions of ERISA and the Code (and the related regulations and administrative interpretations), each as in existence on the date of this offering circular. This summary is general in nature and does not address every issue pertaining to ERISA and the Code that may be applicable to us, the senior notes or a particular investor. No assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. Accordingly, each prospective investor should consult with its own counsel in order to understand potential applicability of Title I of ERISA, Section 4975 of the Code and/or any Similar Laws to an investment in the senior notes that affect or may affect the investor with respect to this investment.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Persons who may exercise such authority and control or are associated with investment decisions are advised to consult counsel with respect to their fiduciary status.

In considering an investment in the senior notes of any portion of the assets of a Plan, regardless of whether the Plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In evaluating whether the acquisition and holding of the senior notes is prudent and in the interests of the ERISA Plan, a fiduciary should consider, among other things, the role that the senior notes would play in the ERISA Plan’s portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan’s purposes, the risk and return factors associated with the investment, the composition of the ERISA Plan’s total investment portfolio with regard to diversification, the liquidity and current return of the ERISA Plan’s portfolio relative to its anticipated cash flow needs, and the projected return of the ERISA Plan’s portfolio relative to its objectives. Prior to purchasing any senior notes, a fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the senior notes satisfies these requirements.

Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA and the Code, may nevertheless be subject to Similar Laws. If the investor is an employee benefit plan that is not subject to ERISA, the investor (including persons responsible for the decision to purchase and acquire the senior notes) should consider whether the acquisition and holding of the senior notes meets all requirements of, and is consistent with and within the limits of, any Similar Law and other federal, state, local, foreign or other laws or regulations applicable to the investor and its investments.

Prohibited Transaction Issues

An investor who is considering acquiring the senior notes with the assets of an ERISA Plan must consider whether the acquisition and holding of the senior notes will constitute or result in a non-exempt prohibited transaction. Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory exemption or an exemption issued by the United States Department of Labor (“DOL”) is available. Examples of such nonexempt prohibited transactions include, but are not limited to, sales or exchanges of property, the lending of money, or extensions of credit between an ERISA Plan and a party in interest or disqualified person.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the senior notes by an ERISA Plan with respect to which we, an underwriter, a subsidiary guarantor or the acquiror are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In the case of a Plan that involves individual retirement accounts or annuities described in Section 408 of the Code, the application of Section 4975 of the Code, in lieu of the application of the excise tax, may result in the account or annuity ceasing to be an individual retirement account or annuity and the deemed distribution of all assets of the account or annuity to the owner, notwithstanding that only a portion of the account or annuity is involved in a prohibited transaction.

ERISA and the Code contain certain exemptions from the prohibited transactions described above and the DOL has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Statutory exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers or certain of their affiliates. The DOL has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the senior notes. These class exemptions include, without limitation, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, as amended, respecting bank-maintained collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, as amended, respecting transactions determined by in-house asset managers. There can be no assurance that any of these exemptions or any other exemption will be available with respect to the acquisition of the senior notes, or that all of the conditions of any such exemptions will be satisfied. Fiduciaries of Plans should consult with their counsel regarding the availability of any exemption before purchasing any senior notes.

Because of the foregoing, the senior notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code, a breach of fiduciary duty under ERISA or similar violation of any applicable Similar Laws.

Representations

By acceptance of a senior note, or an interest therein, each acquiror and subsequent transferee will be deemed to have represented and warranted that (1) either (i) it is not itself a Plan, is not acting on behalf of a Plan, and for so long as it holds the senior notes will not itself be a Plan or acting on behalf of a Plan, and no portion of the assets used by such investor to acquire and/or hold the senior notes (or an interest therein), constitutes assets of a Plan, or (ii) the acquisition and holding of the senior notes (or any interest therein) by such acquiror or transferee, throughout the period that it holds such senior notes (or any interest therein), and the disposition of such senior notes or an interest therein, will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, (b) a breach of fiduciary duty under ERISA, or (c) a similar violation under any applicable Similar Laws, (2) it will notify us immediately if, at any time, it is no longer able to make the representations contained in clause (1) above, and (3) it will not transfer the senior notes (or any interest therein) to any person or entity, unless such person or entity could itself truthfully make the foregoing representations and warranties. Any purported transfer of the senior notes (or an interest therein) to a transferee that does not comply with the foregoing requirements without the written consent of PulteGroup, Inc. shall be null and void ab initio.

This offer is not a representation by us or the placement agents that an acquisition of the senior notes meets all legal requirements applicable to investments by Plans, entities whose underlying assets include assets of a Plan, or that such an investment is appropriate for any particular Plan, or entities whose underlying assets include assets of a Plan.

THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL-INCLUSIVE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES OR OTHER PERSONS CONSIDERING ACQUIRING THE SENIOR NOTES ON BEHALF OF, OR WITH THE ASSETS OF ANY PLAN, CONSULT WITH THEIR COUNSEL PRIOR TO ANY SUCH TRANSACTION REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH TRANSACTIONS AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE ACQUISITION AND HOLDING OF THE SENIOR NOTES.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN LEGAL, TAX, FINANCIAL AND OTHER ADVISORS PRIOR TO INVESTING IN THE SENIOR NOTES TO REVIEW THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income and certain estate tax consequences of acquisition, ownership, and disposition of senior notes. This summary provides general information only and is directed solely to original holders purchasing senior notes in this offering at the “issue price” of such senior notes as determined for U.S. federal income tax purposes, that is, the first price to the public at which a substantial amount of such senior notes are sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Code, existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only senior notes held by a holder as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as banks or other certain financial institutions; insurance companies; dealers or traders in securities; non-U.S. trusts and estates with U.S. beneficiaries; brokers or investors that have elected mark-to-market treatment; persons holding senior notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction; persons who have ceased to be United States citizens or to be taxed as resident aliens; controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; regulated investment companies, real estate investment trusts or other financial conduits; persons subject to the alternative minimum tax; tax-exempt holders (including individual retirement accounts); governmental organizations; U.S. persons who hold their notes through a bank, financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States; or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds senior notes (“Partnership”), the tax treatment of an equity owner in such Partnership will generally depend upon the status of the owner and upon the activities of the Partnership. Equity owners of Partnerships holding senior notes should consult their own tax advisors as to the consequences of holding senior notes based on their individual circumstances.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to United States Persons

For purposes of the following discussion, “United States person” means a beneficial owner of a senior note that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation, or other entity that is created or organized in or under the laws of the United States or of any political subdivision thereof and is treated as a corporation for United States federal income tax purposes,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust. Certain trusts that were in existence on August 20, 1996 and have a valid election in place may also be treated as a United States person.

If a Change of Control Triggering Event occurs with respect to the senior notes of a series, we may be obligated to offer to redeem such senior notes for an amount that exceeds their outstanding principal. Additionally, we may, at our option, redeem the senior notes on the terms described above in “Description of Notes—Optional Redemption.” These terms may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such redemption will occur is “remote” or “incidental” (within the meaning of applicable U.S. Treasury regulations) and therefore that the senior notes are not subject to the rules governing contingent payment debt instruments. If our position were found to be incorrect and the senior notes were deemed to be contingent payment debt instruments, a United States person might, among other things, be required to treat any gain recognized on the sale or other disposition of a senior note as ordinary income rather than capital gain and might be required to report the amount by which the payment under the Change of Control Offer exceeds the outstanding principal of the senior notes as income when it accrues or becomes fixed, even if such United States person is a cash method taxpayer. Prospective investors should consult their own tax advisor regarding the tax consequences of the senior notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the senior notes are not treated as contingent payment debt instruments.

Payments of Interest

Interest on a senior note generally will be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for U.S. federal income tax purposes.

Premium

A senior note is purchased at a premium (or “amortizable bond premium”) if such senior note’s adjusted basis in the hands of the purchaser immediately after the purchase exceeds the sum of all amounts payable on such senior note after the purchase date other than payments of qualified stated interest (within the meaning of the applicable Treasury regulations). United States persons may elect to amortize any premium in respect of a senior note as an offset to interest otherwise includible in gross income (as described above), using a constant yield method, over the remaining term of such senior note, assuming such senior note will not be redeemed prior to its maturity date. A United States person who elects to amortize bond premium on a senior note must reduce its tax basis in such senior note by the amount of such premium used to offset interest income on such senior note, as set forth above. If this election is made with respect to any senior note, the election will also apply to all debt instruments acquired by the United States person on or after the first day of the first taxable year to which the election applies, and such an election may be revoked only with the consent of the United States Internal Revenue Service (“IRS”).

Sale, Exchange, Retirement or other Taxable Disposition of the Senior Notes

Upon the sale, exchange, retirement or other taxable disposition of a senior note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition and the United States person’s adjusted tax basis in the senior note. For these purposes, the amount realized does not include any amount attributable to interest on the senior note that has not previously been included in income, which will be includable as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in a senior note generally will equal the cost of the senior notes to the United States person.

In general, gain or loss realized on the sale, exchange, redemption or other taxable disposition of a senior note will be long-term capital gain or loss if the United States person has held the senior notes for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate United States persons, including individuals, generally will be taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a senior note, and to payments of proceeds of the sale or exchange of a senior note, to United States persons who are not “exempt recipients,” including corporations and other entities who, when required, demonstrate their exempt status. A United States person will be subject to backup withholding if such person is not otherwise exempt and fails to furnish or certify his correct taxpayer identification number to the payor in the manner required or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person’s United States federal income tax and may entitle that United States person to a refund, provided that the required information is timely furnished to the IRS.

Tax on Net Investment Income

A 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain U.S. individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any interest paid on, or gain realized on the taxable disposition of, the senior notes. Prospective investors should consult their own tax advisor on the effect of this tax based on their individual circumstances.

Tax Consequences to Non-United States Persons

As used herein, the term “non-United States person” means a beneficial owner of a senior note (other than a partnership or an entity treated as a partnership or other pass through entity for United States federal income tax purposes) that is not a United States person.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

(a)            Payments of principal and interest on a senior note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

•	(1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PulteGroup entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to PulteGroup through stock ownership, and (3) either (A) the beneficial owner of the senior notes certifies (generally on an IRS Form W-8BEN or W-8BEN-E) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the senior note on behalf of the beneficial holder certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (generally on IRS Form W-8IMY);

•	the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the senior note or such owner’s agent provides an IRS Form W-8BEN or W-8BEN-E claiming the exemption; or

•	the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the senior note or such owner’s agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false;

(b)            a beneficial owner that is a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or other disposition of a senior note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c)            a senior note beneficially owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of PulteGroup’s stock entitled to vote and, at the time of such individual’s death, the income on the senior notes would not have been effectively connected with a United States trade or business of the individual.

If a non-United States person holding a senior note is engaged in a trade or business in the United States, and if interest on the senior note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person, unless an applicable income tax treaty provides otherwise. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on the portion of any income or gain in respect of the senior notes taxed as part of such foreign corporation’s effectively connected earnings and profits for the taxable year that are not reinvested in the United States, subject to certain adjustments.

Each non-U.S. holder of a senior note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the senior notes may be subject to United States withholding tax at a 30% rate. Such tax may, in certain circumstances, be allowed as a refund or as a credit against such non-U.S. holder’s United States federal income tax liability, provided that such holder timely files a U.S. federal income tax return for the taxable year in which such amounts are withheld.

Non-United States persons should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States persons who beneficially own senior notes. Potential investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of senior notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding will not apply to payments made by PulteGroup or a paying agent to a non-United States person in respect of a senior note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above under “Tax Consequences to Non-United States Persons-Income and Withholding Tax,” are received, provided in each case that PulteGroup or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a senior note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a senior note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalty of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States persons holding senior notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or as a credit against such non-U.S. holder’s United States federal income tax liability, provided that such holder timely files a U.S. federal income tax return for the taxable year in which such amounts are withheld.

Interest on a senior note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (commonly referred to as “FATCA”), foreign financial institutions must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain U.S. source payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” (which would include interest payments on the senior notes) made to the noncomplying entity will be subject to a 30% withholding tax. This withholding tax will apply regardless of whether the payment would otherwise be exempt from the withholding tax of a non-United States person (e.g., under the portfolio interest exemption or as capital gain) unless an exemption applies.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. Under certain circumstances, a holder of the senior notes might be eligible for refunds or credits of such taxes.

We will not be required to make any payment of additional amounts for or on account of any tax withheld under FATCA or any other U.S. tax law. Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their ownership and disposition of the senior notes.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC, BofA Securities, Inc., Truist Securities, Inc. and U.S. Bancorp Investments, Inc. are acting as joint book-running managers for this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2031 senior notes	Principal Amount of 2036 senior notes
J.P. Morgan Securities LLC	$68,000,000	$68,000,000
BofA Securities, Inc.	48,000,000	48,000,000
Truist Securities, Inc.	48,000,000	48,000,000
U.S. Bancorp Investments, Inc.	48,000,000	48,000,000
Mizuho Securities USA LLC	37,000,000	37,000,000
PNC Capital Markets LLC	34,000,000	34,000,000
BBVA Securities Inc.	34,000,000	34,000,000
Citizens JMP Securities, LLC	34,000,000	34,000,000
Fifth Third Securities, Inc.	9,000,000	9,000,000
Regions Securities LLC	9,000,000	9,000,000
TD Securities (USA) LLC	9,000,000	9,000,000
Huntington Securities, Inc.	9,000,000	9,000,000
TCBI Securities, Inc., doing business as Texas Capital Securities	8,000,000	8,000,000
Zions Direct, Inc.	5,000,000	5,000,000
Total	$400,000,000	$400,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the senior notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the senior notes if they purchase any of the senior notes.

Senior notes sold by the underwriters to the public will initially be offered at the respective public offering prices set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the applicable public offering price not to exceed 0.35% per 2031 senior note and 0.40% per 2036 senior note. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the applicable public offering price not to exceed 0.25% per 2031 senior note and 0.25% per 2036 senior note. If all the senior notes of any series are not sold at such applicable public offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell the senior notes through certain of their affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We have agreed that, from the date of this prospectus supplement until the closing of this offering, we will not, without the prior written consent of the representatives of the underwriters, offer, sell, or contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by PulteGroup, Inc. The representatives of the underwriters in their sole discretion may release any of the securities subject to this clear-market provision at any time without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of senior notes).

Paid by PulteGroup
Per 2031 senior note	0.600%
Per 2036 senior note	0.650%

In addition to the underwriting discounts payable to the underwriters, we estimate that our total expenses for this offering will be approximately $3.0 million.

In connection with this offering, the underwriters may purchase and sell senior notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of senior notes than they are required to purchase in this offering.

•	Covering transactions involve purchases of senior notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase senior notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the senior notes. They may also cause the price of the senior notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

There is currently no established trading market for the senior notes. The senior notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the senior notes after completion of this offering, but will not be obligated to do so, and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop or, if developed, will be maintained. If an active public trading market for the senior notes does not develop (or, if developed, is not maintained), the market price and liquidity of the senior notes may be adversely affected.

Conflicts of Interest

Use of Proceeds

We estimate that we will receive net proceeds from this offering, after deducting the underwriting discount and before offering expenses, of $789.8 million. We intend to use the net proceeds of this offering to repay at maturity all $251.9 million principal amount of our outstanding 2026 Notes and to redeem in full prior to maturity all $337.3 million principal amount of our outstanding 2027 Notes and, in each case, to pay any premium and accrued interest in respect thereof. We intend to use any remaining net proceeds of this offering for general corporate purposes.

Certain of the underwriters (or their affiliates or associated persons) hold positions in the 2026 Notes and/or the 2027 Notes and, accordingly, would receive a portion of the net proceeds from this offering. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds of this offering as a result of the repayment of the 2026 Notes and/or the 2027 Notes, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the senior notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In particular, affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Revolving Credit Facility. Bank of America, N.A., an affiliate of BofA Securities, Inc., is the administrative agent, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the syndication agent, Truist Bank, an affiliate of Truist Securities, Inc., U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, an affiliate of BBVA Securities Inc., Citizens Bank, N.A., an affiliate of Citizens JMP Securities, LLC, Mizuho Bank, Ltd., an affiliate of Mizuho Securities USA LLC, and PNC Bank, National Association, an affiliate of PNC Capital Markets LLC, are co-documentation agents, and Fifth Third Bank, National Association, an affiliate of Fifth Third Securities, Inc., Regions Bank, an affiliate of Regions Securities LLC, TD Bank, N.A., an affiliate of TD Securities (USA) LLC, and The Huntington National Bank, an affiliate of Huntington Securities, Inc., are co-managing agents under our Revolving Credit Facility. In addition, U.S. Bank Trust Company, National Association, an affiliate of U.S. Bancorp Investments, Inc., is the trustee under the indenture governing the senior notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the senior notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect to deliver the senior notes against payment for the senior notes on or about February 20, 2026, which will be the seventh business day following the date of the pricing of the senior notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes prior to the business day before the delivery of the senior notes hereunder will be required, by virtue of the fact that the senior notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Notice to Prospective Investors in the EEA

Prohibition of Sales to EEA Retail Investors

The senior notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not an EEA Qualified Investor; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes.

Notice to Prospective Investors in the United Kingdom

Prohibition of Sales to United Kingdom Retail Investors

The senior notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is neither:

(i)	a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; nor

(ii)	a UK Qualified Investor; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to buy or subscribe for the senior notes.

Other Regulatory Restrictions in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the senior notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to PulteGroup, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the senior notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The senior notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the senior notes has been or will be issued, or has been or will be in the possession of any person for the purposes of issue (in each case, whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The senior notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, “FIEA”) and, accordingly, have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Each of this prospectus supplement, the accompanying prospectus and any related free writing prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001, as modified or amended from time to time (the “SFA”), by the Monetary Authority of Singapore, and the offer of the senior notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA;

(b)	to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or

(c)	otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the senior notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)	a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the senior notes except:

(i)	to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offer of Investments) (Securities and Securities-based Derivative Contracts) Regulations 2018.

Singapore SFA Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the senior notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

Each of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is not intended to constitute an offer or solicitation to purchase or invest in the senior notes described herein. The senior notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the senior notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the senior notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the senior notes offered hereby and certain legal matters related to the guarantees will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters related to the guarantees will also be passed upon for us by Todd N. Sheldon, Executive Vice President, General Counsel and Corporate Secretary of PulteGroup, Inc. As of February 4, 2026, Todd N. Sheldon owned 70,106 shares of common stock and 13,867 unvested restricted stock units of PulteGroup, Inc., both directly and as a participant in various stock plans. Certain legal matters will be passed upon for the underwriters by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements of PulteGroup, Inc. appearing in PulteGroup, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of PulteGroup, Inc.’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to you at the SEC’s website at www.sec.gov. Such information is also available on our website at www.pultegroupinc.com. However, any information on our website that is not expressly incorporated by reference into this prospectus is not a part of this prospectus. Our common stock is listed on the New York Stock Exchange under the trading symbol “PHM”.

The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is deemed to be part of this prospectus supplement. We incorporate by reference the following documents into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 4, 2026;

•	the sections of our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Shareholders filed with the SEC on March 14, 2025 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Current Report on Form 8-K filed with the SEC on February 9, 2026; and

•	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 17, 1983, Item 4 of our Registration Statement on Form 8-B filed with the SEC on May 16, 1985 and Item 4 of our Registration Statement on Form 8-B filed with the SEC on December 18, 1987, each pursuant to Section 12 of the Exchange Act, as updated by the description of our common stock filed as Exhibit 4(b) to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 4, 2026, and any subsequent amendments or reports filed for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus supplement all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of securities to which this prospectus supplement relates (in each case, other than any document, portion of a document, information or exhibit that is deemed to have been furnished and not filed in accordance with SEC rules (including, without limitation, any information under Item 2.02 or Item 7.01, and any related information furnished under Item 9.01, of any Current Report on Form 8-K)). Documents incorporated by reference in this prospectus supplement after the date hereof will automatically update and, to the extent inconsistent, supersede the information contained and incorporated by reference in this prospectus supplement. In that regard, any information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide you in connection with this offering or any document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to have been modified or superseded to the extent that a subsequent statement contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus, or any document that is incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement and the accompanying prospectus. You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations
PulteGroup, Inc.
3350 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326
(404) 978-6400

PROSPECTUS

PulteGroup, Inc.

Senior Debt Securities
Subordinated Debt Securities
Guarantees of the Debt Securities
Common Shares
Preferred Shares
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

We may offer, issue and sell from time to time, together or separately, the securities described in this prospectus.

Our common shares are quoted on the New York Stock Exchange under the trading symbol “PHM”.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

•	Maturity	•	Redemption terms	•	Liquidation amount
•	Interest rate	•	Listing on a securities exchange	•	Subsidiary guarantees
•	Sinking fund terms	•	Amount payable at maturity	•	Subordination
•	Currency of payments	•	Conversion or exchange rights	•	Repurchase rights
•	Dividends

Investing in these securities involves certain risks. You should consider the risk factors described or referred to in any accompanying prospectus supplement and any documents incorporated and deemed to be incorporated by reference in this prospectus before investing in these securities. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is February 5, 2026

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus, in any accompanying prospectus supplement and any related free writing prospectus. We have not authorized any person to provide you with different information. This document may only be used where it is legal to offer or sell these securities. You should only assume that the information in this prospectus, the documents incorporated or deemed to be incorporated by reference herein, any prospectus supplement and any related free writing prospectus is accurate as of the respective dates on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “PulteGroup,” the “Company,” “we,” “our” or “us” means PulteGroup, Inc., a Michigan corporation, and its consolidated subsidiaries.

i

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf’ registration process. Under this shelf registration process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings in an unlimited amount. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. In addition, each prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or any document incorporated or deemed to be incorporated by reference herein, and, accordingly, any statement in this prospectus or in any document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded to the extent that any statement contained in the accompanying prospectus supplement or any related free writing prospectus modifies or supersedes that statement. Please carefully read this prospectus, the accompanying prospectus supplement and any related free writing prospectus together with the documents incorporated and deemed to be incorporated by reference in this prospectus as described under the heading “Where You Can Find More Information.”

Cautionary Note Concerning Forward-Looking Statements

This prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and related free writing prospectus contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry conditions or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; supply shortages and the cost of labor and building materials; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments, including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather-related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; disruptions associated with epidemics, pandemics or other serious public health threats (as well as fear of such events), and the measures taken to address them; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. For a further discussion of these and other risks and uncertainties applicable to our businesses and the securities offered hereby, see the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and in the applicable prospectus supplement and any related free writing prospectus. We undertake no duty to update any forward-looking statement except as required by law, whether as a result of new information, future events or changes in our expectations.

ii

The Company

PulteGroup, Inc. is a Michigan corporation organized in 1956, though we date our founding to 1950, when our founder, Bill Pulte, built our first home. Over our history, we have delivered over 875,000 homes. We are one of the largest homebuilders in the United States, and our common shares are included in the S&P 500 Index and trade on the New York Stock Exchange under the ticker symbol “PHM”. While our subsidiaries engage primarily in the homebuilding business, we also have financial services businesses, which include mortgage banking, title, and insurance agency operations, through Pulte Mortgage LLC and other subsidiaries.

Our executive offices are located at 3350 Peachtree Road NE, Suite 1500, Atlanta, Georgia 30326, and our telephone number is (404) 978-6400. Our website is located at www.pultegroupinc.com. The information on our website is not part of this prospectus.

Risk Factors

Investing in our securities to be offered and sold under this prospectus involves certain risks. Before investing in our securities, you should consider carefully the risks and uncertainties set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and any risk factors that may be set forth in the applicable accompanying prospectus supplement and any related free writing prospectus, as well as the other information contained in this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable accompanying prospectus supplement and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in our securities. In addition, the information contained in this prospectus, the applicable accompanying prospectus supplement, any related free writing prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus include forward-looking statements that involve risks and uncertainties. We refer you to the “Cautionary Note Concerning Forward-Looking Statements” section of this prospectus for information regarding some of the risks and uncertainties inherent in forward-looking statements. Our actual results could differ materially from those expressed in or implied by the forward-looking statements as a result of many factors, including the risks described under the caption “Risk Factors” in the documents referred to above and the risks described elsewhere in this prospectus, any applicable accompanying prospectus supplement, any related free writing prospectus and the documents incorporated and deemed to incorporated by reference in this prospectus.

Securities We May Offer

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion or exchange of the debt securities into our common shares or other securities;

•	guarantees of the debt securities by certain of our subsidiaries;

•	preferred shares, which we may issue in one or more series;

•	depositary shares;

•	common shares;

•	warrants entitling the holders to purchase common shares, preferred shares, depositary shares, debt securities or other securities;

•	stock purchase contracts;

•	stock purchase units;

•	units of the above securities; or

•	any derivative security of a security listed above or any security listed above containing a derivative feature such as a put or call option.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. In each prospectus supplement we will include, among other things, the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	the plan of distribution for the securities;

•	if applicable, information about securities exchanges on which the securities will be listed;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with the information described under the heading “Where You Can Find More Information.”

Use of Proceeds

Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include:

•	repayments or refinancing of debt;

•	working capital;

•	capital expenditures;

•	corporate acquisitions;

•	acquisition and development of land and construction of homes; and

•	repurchase or redemption of securities, including our common shares.

Description of Debt Securities

We may issue debt securities under one or more indentures entered into or to be entered into between us and U.S. Bank Trust Company, National Association, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and appointed under an indenture or a supplemental indenture. The indentures are or will be governed by the Trust Indenture Act. As used in this “Description of Debt Securities,” the terms the “Company,” “we,” “our” and “us” refer to PulteGroup, Inc., a Michigan corporation, and do not, unless otherwise specified, include any of its subsidiaries.

The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed the indentures as exhibits to the registration statement, of which this prospectus is a part, and we will file the indentures we enter into and the supplemental indentures with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of PulteGroup, Inc. We may issue them in one or more series. A supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and, if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert or exchange them into our common shares or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture relates;

•	whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture relates;

•	if debt securities are to be offered at an “original issue discount” as defined in paragraph (a) of section 1273 of the Internal Revenue Code, the tax effects thereof pursuant to the applicable provisions of the Internal Revenue Code;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued, in whole or in part, in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct or indirect subsidiaries that may guarantee the debt securities, including the identity of the subsidiaries that will be the initial guarantors of the series and the terms of subordination, if any, of any such guarantee. The applicable prospectus supplement will also describe provisions for the release of guarantor subsidiaries from their guarantees.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our guarantor subsidiaries. The applicable prospectus supplement will also describe provisions for guarantor subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration or otherwise;

•	our failure or the failure of any guarantor subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series, the guarantees (as they relate thereto) or the indenture (as they relate thereto) and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities (or any other provision specified in the applicable supplemental indenture), which will constitute an event of default with notice but without passage of time);

•	the acceleration of any indebtedness (other than non-recourse indebtedness, as defined in the indenture) of us or any guarantor subsidiary that has an outstanding principal amount of $150.0 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such indebtedness is not satisfied, in either case, within 30 days after such acceleration;

•	our failure or the failure of any guarantor subsidiary to make any principal or interest payment in an amount of $150.0 million or more, individually or in the aggregate, in respect of indebtedness (other than non-recourse indebtedness, as defined in the indenture) of us or any guarantor subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness);

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any guarantor subsidiary that is a significant subsidiary (as defined in the indenture); or

•	any guarantee of any guarantor subsidiary that is a significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any guarantor denies its liability under its guarantee (other than by reason of release of a guarantor from its guarantee in accordance with the terms of the indenture and the guarantee).

The indenture provides, or will provide, that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so. The indenture provides, or will provide, that as long as any debt securities are outstanding, we will be obligated to deliver written notice to the trustee of the occurrence of any default within 30 days after any of our senior officers obtains knowledge of such default.

The indenture provides, or will provide, that if any event of default (other than certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare all the debt securities of such series to be due and payable immediately. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization as set forth in the indenture, all amounts due and payable on the debt securities of such series shall be due and payable immediately without any declaration, notice or other act by the trustee or any holder. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture permits, or will permit, us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture also permits, or will permit, us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture permits, or will permit, us and our guarantor subsidiaries to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or U.S. government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities;

•	provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	release a guarantor subsidiary that, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities;

•	add a guarantor subsidiary in respect of any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions of debt securities;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture;

•	make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, U.S. Bank Trust Company, National Association, the initial trustee, provides, and may continue to provide, service to us as trustee under the indentures governing certain of our senior notes and will provide service to us as trustee under any indentures to be entered into with respect to any future issuances of senior or subordinated debt securities. Each indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indentures permit, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indentures provide, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indentures, unless it receives indemnity or security satisfactory to it in its sole discretion against any loss, liability, claim or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

Description of Capital Stock

The following description of our capital stock and certain provisions of the Michigan Business Corporation Act (“MBCA”) does not purport to be complete and is qualified in its entirety by reference to our restated articles of incorporation, as amended (our “Articles of Incorporation”), which is incorporated by reference in the registration statement, of which this prospectus forms a part, and the MBCA. As used in this “Description of Capital Stock,” the terms the “Company,” “we,” “our” and “us” refer to PulteGroup, Inc., a Michigan corporation, and do not, unless otherwise specified, include any of its subsidiaries.

Common Shares

We are authorized by our Articles of Incorporation to issue 500,000,000 common shares, par value $0.01 per share. As of February 4, 2026, 192,141,567 common shares were issued and outstanding.

The holders of our common shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors. The holders of our common shares do not have any cumulative value, conversion, redemption, sinking fund or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preferred shares then outstanding. The holders of our common shares are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion from funds legally available therefor, subject to the rights of any holders of our preferred shares to receive such dividends.

Our common shares are listed on the New York Stock Exchange. We intend to apply to the New York Stock Exchange to list the additional common shares offered hereby and issuable upon conversion of convertible securities, if any. Computershare Trust Company, N.A. is the transfer agent and registrar for our common shares.

Preferred Shares

We are also authorized by our Articles of Incorporation to issue 25,000,000 preferred shares, par value $.01 per share, none of which have been issued. The Board has authority to divide the 25,000,000 preferred shares into series and to fix the rights and preferences of any series so established. Variations between different series may be created by the Board with respect to such matters as voting rights, rate of dividend, priority of payment, rights of accumulation, redemption or sinking fund terms, preferences upon liquidation or dissolution, conversion rights and any other preferences or rights.

If we offer preferred shares pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred shares not already described in this prospectus, including the following, where applicable:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculating dividends), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our shares of capital stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred shares will accumulate;

•	the dividend periods (or the method of calculating the dividend periods);

•	whether and the extent to which such preferred shares shall be entitled to participate in dividends with shares of any other series or class of stock;

•	the voting rights of the preferred shares, if any;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation, dissolution or winding-up;

•	whether or not the shares of the series will be convertible into or exchangeable for securities and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion or exchange price or the manner of determining it;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether the preferred shares of the series will be listed on a national securities exchange or quoted on an automated quotation system;

•	federal income tax considerations; and

•	the other material terms, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the provisions of the certificate of designation relating to a series of preferred shares, which will be filed with the SEC.

Depositary Shares

We may elect to offer fractional preferred shares rather than full preferred shares. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred shares. If we offer depositary shares pursuant to these provisions in the future, the applicable prospectus supplement will describe the terms of the depository shares and the underlying preferred shares to which the depositary shares relate.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the deposit agreement relating to the depositary shares, which will be filed with the SEC.

Voting Rights

Our Articles of Incorporation require, in addition to any vote required by law and subject to certain exceptions described below, the affirmative vote of a majority of the outstanding shares of the Company entitled to vote, and if a class or series is entitled to vote as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote (other than voting shares beneficially owned by the Interested Shareholder (as defined therein) who is, or whose Affiliate (as defined therein) is, a party to the Business Combination (as defined below) or an Affiliate or Associate (as defined therein) of the Interested Shareholder), at a meeting of shareholders in connection with (a) any merger or consolidation of the Company or any subsidiary with any “Interested Shareholder” or any corporation that is, or after the merger or consolidation would be, an “Affiliate” of an Interested Shareholder that was an Interested Shareholder prior to the transaction; (b) certain transfers to any Interested Shareholder or Affiliate of an Interested Shareholder, other than the Company or any of our subsidiaries, of any of our assets or any subsidiary that have an aggregate book value of 10% or more of consolidated net worth; (c) certain transfers by us or any subsidiary of “Equity Securities,” as defined therein, of the Company or any subsidiary that have an aggregate market value of 5% or more of the total market value of our outstanding shares to any Interested Shareholder or Affiliate of an Interested Shareholder, other than us or our subsidiaries (subject to certain exceptions); (d) the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an Interested Shareholder or any Affiliate of an Interested Shareholder; (e) any reclassification of securities or recapitalization of the Company, or any merger, consolidation or share exchange by us with any of our subsidiaries that has the effect of increasing the proportionate amount of the outstanding shares of any class of our Equity Securities or Equity Securities of any subsidiary that is directly or indirectly owned by an Interested Shareholder or any Affiliate of an Interested Shareholder (each of the Transactions referred to in clauses (a) through (e), a “Business Combination”); or (f) any agreement, contract or arrangement providing for one or more of the foregoing. An “Interested Shareholder” generally includes any beneficial owner of 10% or more of the voting power of the Company or any Affiliate of ours that at any time within the two year period prior to the date in question was the beneficial owner of 10% or more of the voting power of the Company.

The foregoing voting rights provisions are not applicable to any particular Business Combination, and such Business Combination shall only require such affirmative vote as is required by law and our Articles of Incorporation if (i) the Board approves such Business Combination and either the Interested Shareholder has been an Interested Shareholder continuously for at least two years prior to the date of the Board approval or such proposed transaction was approved by the Board prior to the time the Interested Shareholder became an Interested Shareholder or (ii) a majority of the outstanding stock of such other corporation is owned, directly or indirectly, by the Company or its subsidiaries.

The foregoing voting rights provisions may only be amended by the affirmative vote of a majority of the outstanding shares of the Company entitled to vote on the proposed amendment, and if a class or series is entitled to vote as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote, at a meeting of shareholders, in addition to any vote otherwise required by law.

Certain Anti-Takeover Effects and Provisions of our Articles and By-laws

Number of Directors; Filling Vacancies; Removal

Our Articles of Incorporation provide that the number of directors will be between three and fifteen directors and the Board will fix the exact number of directors to comprise the Board. A director may only be removed by vote of the holders of a majority of the shares entitled to vote at an election of directors. Additionally, any vacancy on the Board may only be filled by a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director. These provisions have the effect of making it difficult for a potential acquirer to gain control of the Board.

Special Meetings

Our Amended and Restated By-laws (our “By-laws”) provide that special meetings may be called only by the Board, our President or our Secretary, or by such persons upon a request in writing signed by a majority of the Board or by the holders of not less than twenty percent (20%) of the capital stock of the Company issued and outstanding and entitled to vote thereat. This provision may delay consideration of a shareholder proposal until the Company’s next annual meeting unless a special meeting is called pursuant to our By-laws.

Proxy Access and Advance Notice of Shareholder Nominations

Our By-laws have proxy access and advance notice procedures for shareholders to make nominations of candidates for election as directors. No business other than that stated in the notice for such meeting shall be transacted at any meeting without the unanimous consent of all the shareholders entitled to vote thereat. Our By-laws govern shareholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred shares.

Under our By-laws, any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice or notice by electronic transmission of such shareholder’s intent to make such nomination or nominations has been given in proper written form to the Secretary of the Company not less than (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (i) ninety (90) days prior to such annual meeting and (ii) ten (10) days after the earlier of (A) the day on which notice of the date of the meeting was mailed or provided by the Company or (B) the day on which public disclosure of the date of the meeting was made. Each such notice must be accompanied by a written consent of each proposed nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with a written representation that such person currently intends to serve as a director for the term for which he or she is standing for election and must set forth, in addition to the other requirements set forth in our By-laws:

(i) as to each person whom the shareholder proposes to nominate for election as a director: (1) the name, age, business address and residence address of the person; (2) the principal occupation or employment of the person; (3) the class and number of our common shares which are owned beneficially or of record by such person; and (4) any other information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Section 14 of the Exchange Act or the rules and regulations promulgated thereunder; and

(ii) as to the shareholder giving the notice: (1) the name and address, as they appear on the Company’s books, of such shareholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made (each, a “Nominating Party”); (2) the class and number of shares of capital stock of the Company which are owned beneficially or of record by such Nominating Party and each Shareholder Associated Person (as defined in our By-laws) on the date of such shareholder’s notice; (3) a description of any Derivative Instrument (as defined in our Bylaws) directly or indirectly owned beneficially by each Proposing Party (as defined in our By-laws) or any Shareholder Associated Person; (4) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Nominating Party or any Shareholder Associated Person has a right to vote (or act by consent with respect to) any class or series of shares of the Company; (5) any Short Interest (as defined in our By-laws) held by or involving any Nominating Party or any Shareholder Associated Person; (6) any rights to dividends on the shares of the Company owned beneficially by any Nominating Party or any Shareholder Associated Person that are separated or separable from the underlying shares of the Company; (7) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Nominating Party or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (8) any performance-related fees (other than an asset-based fee) that any Nominating Party or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Nominating Party’s or such Shareholder Associated Person’s immediate family sharing the same household; and (9) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by any Nominating Party or any Shareholder Associated Person.

In addition and pursuant to our By-laws, a shareholder, or group of up to twenty (20) shareholders, that has owned continuously for at least three years our common shares representing an aggregate of at least three percent (3%) of our outstanding common shares, may nominate and include in the Company’s proxy materials director nominees constituting up to twenty percent (20%) of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-laws. A notice of such nomination must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than one hundred twenty (120) nor more than one hundred fifty (150) days in advance of the date which is the anniversary of the date the Company’s proxy statement was released to security holders in connection with the previous year’s annual meeting, except where information or documents are required to be provided after the date the notice is first submitted, as set forth in our By-laws, or, if the date of the applicable annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety (90) days before the date of the applicable annual meeting, or, if later, the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the notice. In addition, the Company may solicit against, and include in the proxy statement its own statement relating to, a shareholder nominee included in the proxy statement and, in certain circumstances, may omit a nominee from its proxy statement.

The nominating notice must provide certain information specified in our By-laws, including, without limitation:

•	documentary evidence verifying and certifying that, the nominating shareholder owns, and has continuously owned for the preceding three years, the minimum number of shares required, and the nominating shareholder’s agreement to provide documentary evidence verifying and certifying the nominating shareholder’s continuous ownership of the minimum number of shares through the record date;

•	an undertaking to provide immediate notice if the nominating shareholder ceases to own the minimum number of shares prior to the date of the annual meeting;

•	a copy of the Schedule 14N (or any successor form) relating to the shareholder nominee, completed and filed with the SEC by the nominating shareholder as applicable, in accordance with SEC rules;

•	the written consent of each shareholder nominee to being named in the Company’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

•	a written notice of the nomination of such shareholder nominee that includes additional information, agreements, representations and warranties by the nominating shareholder or each member of a nominating group;

•	an executed agreement pursuant to which the nominating shareholder or each member of a nominating group agrees to a number of specified covenants and other provisions;

•	an executed questionnaire provided by the Company’s Secretary upon request, which must be submitted within ten days of the nominating shareholder’s first submission of the nomination notice; and

•	an executed agreement, which must be submitted within ten (10) days of the nominating shareholder’s first submission of the nomination notice, by the shareholder nominee with respect to certain representations, warranties and covenants.

Certain Provisions of the Michigan Business Corporation Act

Chapter 7A of the MBCA may affect attempts to acquire control of the Company. Pursuant to our Articles of Incorporation, we have expressly elected not to be subject to the provisions of Chapter 7A of the MBCA; however, the Board may terminate this election in whole or in part by action of the majority of directors then in office. Chapter 7A applies to “Business Combinations,” defined to include, among other transactions, certain mergers, substantial sales of assets or securities and recapitalizations between covered Michigan business corporations or their subsidiaries and an “Interested Shareholder” (generally a beneficial owner of 10% or more of the voting power of the Company’s outstanding voting stock). In general, Chapter 7A requires, for any Business Combination, an advisory statement from the Board, the approval of holders of at least 90% of each class of the shares entitled to vote and the approval of holders of at least two-thirds of such voting shares not held by the Interested Shareholder, its affiliates and associates. These requirements do not apply, however, where the Interested Shareholder satisfies certain “fair price,” form of consideration and other requirements and at least five years have elapsed after the person involved became an Interested Shareholder. The Board has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified Interested Shareholders.

Description of Warrants

We may issue warrants to purchase debt securities, common shares, or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, amount or number and terms of the debt securities, common shares or other securities purchasable upon exercise of the warrants and procedures by which those amounts or numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the applicable warrant agreement, which will be filed with the SEC.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per common share and number of common shares may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common shares under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the applicable Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

Plan of Distribution

We may sell the offered securities in and outside the United States from time to time (a) to or through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or brokers, or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Sale To or Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents or Brokers

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

If a broker is used in the sale of the securities, the broker will not acquire the securities, and we will sell the securities directly to the purchasers in the applicable market. These will be conducted as “at the market offerings” within the meaning of the Securities Act. The prospectus supplement will set forth the terms of our arrangement with the broker.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Legal Matters

The validity of the debt securities, guarantees, warrants, depositary shares, stock purchase contracts and stock purchase units will be passed upon for PulteGroup, Inc. by Sidley Austin LLP, New York, New York. The validity of the common shares and preferred shares will be passed upon for PulteGroup, Inc. by Todd N. Sheldon, Executive Vice President, General Counsel and Corporate Secretary of PulteGroup, Inc. As of February 4, 2026, Todd N. Sheldon owned 70,106 common shares and 13,867 unvested restricted stock units of PulteGroup, Inc., both directly and as a participant in various stock plans. Certain legal matters related to any guarantees will be passed upon for PulteGroup, Inc. by Sidley Austin LLP, New York, New York, and Todd N. Sheldon, Executive Vice President, General Counsel and Corporate Secretary of PulteGroup, Inc., unless otherwise specified in the applicable prospectus supplement.

Experts

The consolidated financial statements of PulteGroup, Inc. appearing in PulteGroup, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of PulteGroup, Inc.’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to you at the SEC’s website at www.sec.gov. Such information is also available on our website at www.pultegroupinc.com. However, any information on our website that is not expressly incorporated by reference into this prospectus is not a part of this prospectus. Our common shares are quoted on the New York Stock Exchange under the trading symbol “PHM.” Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is deemed to be part of this prospectus. We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 4, 2026;

•	the sections of our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Shareholders filed with the SEC on March 14, 2025 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024; and

•	the description of our common shares contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 17, 1983, Item 4 of our Registration Statement on Form 8-B filed with the SEC on May 16, 1985 and Item 4 of our Registration Statement on Form 8-B filed with the SEC on December 18, 1987, each pursuant to Section 12 of the Exchange Act, as updated by the description of our common stock filed as Exhibit 4(b) to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 4, 2026, and any subsequent amendments or reports filed for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities to which this prospectus relates (in each case, other than any document, portion of a document, information or exhibit that is deemed to have been furnished and not filed in accordance with SEC rules (including, without limitation, any information under Item 2.02 or Item 7.01, and any related information furnished under Item 9.01, of any Current Report on Form 8-K)). Documents incorporated by reference in this prospectus after the date hereof will automatically update and, to the extent inconsistent, supersede the information contained and incorporated by reference in this prospectus. In that regard, any information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a subsequent statement contained in this prospectus, any applicable prospectus supplement, any free writing prospectus, or any other document that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations
PulteGroup, Inc.
3350 Peachtree Road NE, Suite 1500
Atlanta, Georgia 30326
(404) 978-6400

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement or related free writing prospectus. We are not making any offer of these securities in any state where the offer is not permitted. We maintain a website at www.pultegroupinc.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement, any free writing prospectus or the registration statement of which this prospectus is a part.

$800,000,000

$400,000,000 4.250% Senior Notes due 2031

$400,000,000 4.900% Senior Notes due 2036

PROSPECTUS SUPPLEMENT

February 10, 2026

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Truist Securities	US Bancorp

Mizuho	PNC Capital Markets LLC	BBVA	Citizens Capital Markets

Co Managers

Fifth Third Securities	Regions Securities LLC	TD Securities	Texas Capital Securities

	Huntington Capital Markets	Zions Capital Markets